UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported): May 12, 1995
                         ______________________________

                         HOUSTON INDUSTRIES INCORPORATED
             (Exact name of registrant as specified in its charter)


           TEXAS                          1-7629                 74-1885573
(State or other jurisdiction of   (Commission File Number)    (I.R.S. Employer
 incorporation or organization)                              Identification No.)

                         5 POST OAK PARK
                      4400 POST OAK PARKWAY
                         HOUSTON, TEXAS                           77027
            (Address of principal executive offices)           (Zip Code)

       Registrant's telephone number, including area code: (713) 629-3000
                         ______________________________

                        HOUSTON LIGHTING & POWER COMPANY
             (Exact name of registrant as specified in its charter)

           TEXAS                        1-3187                   74-0694415
(State or other jurisdiction of  (Commission File Number)     (I.R.S. Employer
 incorporation or organization)                              Identification No.)

                        611 WALKER AVENUE
                         HOUSTON, TEXAS                           77002
            (Address of principal executive offices)            (Zip Code)

       Registrant's telephone number, including area code: (713) 228-9211

This combined Form 8-K is separately filed by Houston Industries Incorporated (Company) and Houston Lighting & Power Company (HL&P). Information contained herein relating to HL&P is filed by the Company and, separately, by HL&P on its own behalf. HL&P makes no representation as to information relating to the Company and its subsidiaries (other than HL&P).

ITEM 5 - OTHER EVENTS

In January 1995, Time Warner Inc. (Time Warner) and the Company reached an agreement in which Time Warner would acquire KBLCOM Incorporated (KBLCOM) in a tax-deferred, stock-for-stock merger with a subsidiary of Time Warner for a sales price of approximately $2.2 billion, subject to closing adjustments. (For additional details concerning this transaction, see the Company's Current Report on Form 8-K dated January 26, 1995.) In connection with the pending sale, effective January 1, 1995, the operations of KBLCOM have been accounted for as discontinued and prior periods have been restated for consistency in reflecting KBLCOM as a discontinued operation. The Company's restated consolidated financial statements, selected five-year data and Management's Discussion and Analysis of Financial Condition and Results of Operations (MD&A) (which includes the description of the pending sale) are set forth herein.

Because the Company and HL&P filed their Annual Reports on Form 10-K for the year ended December 31, 1994 on a combined basis (File Nos. 1-7629 and 1-3187, respectively) (collectively, the 1994 Combined Form 10-K), the HL&P financial statements, selected five-year data and MD&A contained in the 1994 Combined Form 10-K are included herein for ease of reference only. HL&P information has not been restated.

The Company information contained herein, as restated, is set forth as of the filing of the 1994 Combined Form 10-K. For updated information about the Company and HL&P, see the Company's and HL&P's Combined Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.

SELECTED FINANCIAL DATA OF THE COMPANY.

The following table sets forth selected financial data with respect to the Company's consolidated financial condition and results of consolidated operations and should be read in conjunction with the Company's Consolidated and HL&P's Financial Statements and the related notes in this Report. In January 1995, the Company entered into an agreement to dispose of its cable television operations. In connection with the pending sale, effective January 1, 1995, the operations of KBLCOM have been accounted for as discontinued and prior periods have been restated for consistency in reflecting KBLCOM as a discontinued operation.

                                                                    Year Ended December 31,
                                                ------------------------------------------------------------
                                                    1994            1993           1992             1991           1990
                                                ------------    ------------    ------------    ------------    ------------
                                                 (Restated)      (Restated)      (Restated)      (Restated)      (Restated)
                                                              (Thousands of Dollars, except per share amounts)
Revenues .....................................  $  3,746,085    $  4,079,863    $  3,826,841    $  3,674,543    $  3,468,682
                                                ------------    ------------    ------------    ------------    ------------
Income from continuing operations before
   cumulative effect of change in
   accounting (1) ............................       423,985         440,531         370,031         484,275         417,422
Loss from discontinued operations ............       (16,524)        (24,495)        (29,544)        (67,521)        (74,633)
Cumulative effect of change in accounting
   for income taxes - discontinued
   operations (2) ............................                                                                      (241,064)
Cumulative effect of change in accounting (2)         (8,200)                         94,180                          21,346
                                                ------------    ------------    ------------    ------------    ------------
Net income (1) ...............................  $    399,261    $    416,036    $    434,667    $    416,754    $    123,071
                                                ============    ============    ============    ============    ============
Earnings per common share:
   Continuing operations before cumulative
      effect of change in accounting (1) .....  $       3.45    $       3.39    $       2.86    $       3.76    $       3.28
   Discontinued operations ...................          (.13)           (.19)           (.23)           (.52)           (.59)
   Cumulative effect of change in accounting
      for income taxes - discontinued
      operations (2) .........................                                                                         (1.89)
   Cumulative effect of change in
      accounting (2) .........................          (.07)                            .73                             .17
                                                ------------    ------------    ------------    ------------    ------------
Earnings per common share (1) ................  $       3.25    $       3.20    $       3.36    $       3.24    $        .97
                                                ============    ============    ============    ============    ============
Cash dividends declared per common
   share (3) .................................  $       3.00    $       3.75    $       2.98    $       2.96    $       2.96
Return on average common equity ..............          11.9%           12.8%           13.4%           12.7%            3.6%
Ratio of earnings from continuing
   operations to fixed charges before
   cumulative effect of change in accounting .          2.89            2.78            2.29            2.55            2.40
- ----------------------------------------------------------------------------------------------------------------------------
At year-end:
   Book value per common share (1) ...........  $      27.28    $      25.06    $      25.36    $      24.96    $      26.76
   Market price per common share .............  $      35.63    $      47.63    $      45.88    $      44.25    $      36.75
   Market price as a percent of book value (1)           131%            190%            181%            177%            137%
- ----------------------------------------------------------------------------------------------------------------------------
At year-end:
   Total assets of continuing operations .....  $ 10,784,095    $ 10,867,581    $ 11,075,897    $ 10,820,562    $ 10,660,615
   Net assets of discontinued operations .....       669,132         541,223         277,309         219,429         236,979
                                                ------------    ------------    ------------    ------------    ------------
      Total assets ...........................  $ 11,453,227    $ 11,408,804    $ 11,353,206    $ 11,039,991    $ 10,897,594
                                                ============    ============    ============    ============    ============
   Long-term obligations including current
      maturities - continuing operations (4) .  $  3,905,518    $  3,950,576    $  4,244,077    $  4,488,628    $  4,144,722
   Long-term obligations including current
      maturities included in net assets of
      discontinued operations ................       504,580         514,964         740,453         813,203         829,815

   Capitalization from continuing operations:
      Common stock equity ....................            44%             43%             42%             41%             43%
      Cumulative preferred stock of HL&P
         (including current maturities) ......             7%              7%              7%              6%              7%
      Long-term debt (including current
         maturities) .........................            49%             50%             51%             53%             50%
- ----------------------------------------------------------------------------------------------------------------------------
Capital expenditures:
   Electric capital and nuclear fuel
      expenditures (excluding AFUDC) .........  $    412,899    $    329,016    $    337,082    $    365,486    $    355,285
   Cable television additions and other
      cable-related investments - discontinued        84,071          61,856          45,233          26,624          31,186
   Corporate headquarters expenditures
      (excluding capitalized interest) .......        44,250          26,034
   Non-regulated electric power project
      expenditures ...........................           454          35,796           1,625
- ----------------------------------------------------------------------------------------------------------------------------

(1) The Company adopted Statement of Position 93-6 (SOP 93-6), "Employers' Accounting for Employee Stock Ownership Plans," effective January 1, 1994, which had the effect of reducing net income while increasing earnings per share. See also Notes 1(i) and 12(b) to the Financial Statements in this Report. SOP 93-6 is effective only with respect to financial statements for periods after January 1, 1994, and no restatement was permitted for prior periods.

(2) The 1994 cumulative effect relates to the change in accounting for postemployment benefits. See also Note 12(d) to the Financial Statements in this Report. The 1992 cumulative effect relates to the change in accounting for revenues. See also Note 6 to the Financial Statements in this Report. The 1990 cumulative effect reflects the effects for years prior to 1990 of the adoption of SFAS No. 109, "Accounting for Income Taxes."

(3) Year ended December 31, 1993 includes five quarterly dividends of $.75 per share due to a change in the timing of the Company's Board of Directors' declaration of dividends. Dividend payout was $3.00 per share for 1993. See also Note 8(a) to the Financial Statements in this Report.

(4) Includes Cumulative Preferred Stock subject to mandatory redemption.

SELECTED FINANCIAL DATA OF HL&P.

  The following table sets forth selected financial data with respect to HL&P's financial condition and results of operations and should be read in conjunction with the Financial Statements and the related notes in this Report.

                                                                Year Ended December 31,
                                         ---------------------------------------------------------------------
                                             1994           1993         1992           1991          1990
                                         ------------    -----------   -----------   -----------   -----------
                                                                  (Thousands of Dollars)
Revenues ..............................  $  3,746,085    $ 4,079,863   $ 3,826,841   $ 3,674,543   $ 3,468,682
                                         ------------    -----------   -----------   -----------   -----------
Income after preferred dividends but
   before cumulative effect of change
   in accounting ......................  $    461,381    $   449,750   $   375,955   $   472,712   $   429,209
Cumulative effect of change in
   accounting (1) .....................        (8,200)                      94,180
                                         ------------    -----------   -----------   -----------   -----------
Income after preferred dividends ......  $    453,181    $   449,750   $   470,135   $   472,712   $   429,209
                                         ============    ===========   ===========   ===========   ===========
Return on average common
   equity .............................          12.0%          12.3%         13.3%         13.8%         12.8%
Ratio of earnings to fixed charges
   before cumulative effect of change
   in accounting ......................          3.80           3.40          2.73          2.97          2.85
Ratio of earnings to fixed charges and
   preferred dividend requirements
   before cumulative effect of change
   in accounting ......................          3.20           2.90          2.34          2.53          2.40
- --------------------------------------------------------------------------------------------------------------
At year-end:
   Total assets .......................  $ 10,850,981    $10,753,616   $10,790,052   $10,620,642   $10,475,774
   Long-term obligations including
      current maturities (2) ..........  $  3,356,789    $ 3,402,032   $ 3,796,719   $ 4,150,454   $ 4,065,853
   Capitalization:
      Common stock equity .............            51%            50%           47%           44%           43%
      Cumulative preferred stock
         (including current maturities)             7%             7%            7%            6%            8%
      Long-term debt (including current
         maturities) ..................            42%            43%           46%           50%           49%
- --------------------------------------------------------------------------------------------------------------
Capital and nuclear fuel expenditures
   (excluding AFUDC) ..................  $    412,899    $   329,016   $   337,082   $   365,486   $   355,285
Percent of capital expenditures
   financed internally from
   operations .........................           216%           158%          137%          126%           60%
- --------------------------------------------------------------------------------------------------------------

(1) The 1994 cumulative effect relates to the change in accounting for postemployment benefits. See also Note 12(d) to the Financial Statements in this Report. The 1992 cumulative effect relates to the change in accounting for revenues. See Note 6 to the Financial Statements in this Report.

(2)   Includes Cumulative Preferred Stock subject to mandatory redemption.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS.

                                 CURRENT ISSUES

HOUSTON LIGHTING & POWER COMPANY (HL&P)

RATE REVIEW, FUEL RECONCILIATION AND OTHER PROCEEDINGS. In February 1994, the Public Utility Commission of Texas (Utility Commission) initiated a proceeding (Docket No. 12065) to determine whether HL&P's existing rates are just and reasonable. Subsequently, the scope of the docket was expanded to include a reconciliation of HL&P's fuel costs from April 1, 1990 to July 31, 1994. The Utility Commission also initiated a separate proceeding (Docket No. 13126) to review issues regarding the prudence of operation of the South Texas Project Electric Generating Station (South Texas Project) from the date of commercial operation through the present. That review would encompass the outage at the South Texas Project during 1993 through 1994.

In February 1995, all major parties to these proceedings signed a settlement agreement resolving the issues with respect to HL&P, including the prudence issues related to operation of the South Texas Project (Proposed Settlement). Approval of that settlement by the Utility Commission will be required. To that end, the parties have established procedural dates for a hearing on issues raised by the parties who are opposed to the Proposed Settlement. A decision by the Utility Commission on the Proposed Settlement is not anticipated before early summer.

Under the Proposed Settlement, HL&P's base rates would be reduced by approximately $62 million per year, effective retroactively to January 1, 1995, and rates would be frozen for three years, subject to certain conditions. Under the Proposed Settlement, HL&P would amortize its remaining investment of $218 million in the cancelled Malakoff Electric Generating Station (Malakoff) plant, over a period not to exceed seven years. HL&P also would increase its decommissioning expense for the South Texas Project by $9 million per year.

Under the Proposed Settlement, approximately $70 million of fuel expenditures and related interest incurred by HL&P during the fuel reconciliation period would not be recoverable from ratepayers. This $70 million was recorded as a one-time, pre-tax charge to reconcilable fuel revenues to reflect the anticipation of approval of the Proposed Settlement. HL&P would also establish a new fuel factor approximately 17 percent below that currently in effect and would refund to customers the balance in its over-recovery account, estimated to be approximately $180 million after giving effect to the amounts not recoverable from ratepayers. For additional information regarding HL&P's rate proceeding, see Note 3 to Houston Industries Incorporated's (Company) Consolidated and HL&P's Financial Statements (Financial Statements) in this Report.

UNITED STATES NUCLEAR REGULATORY COMMISSION (NRC) DIAGNOSTIC EVALUATION OF THE SOUTH TEXAS PROJECT. In June 1993, the NRC added the South Texas Project to its "watch list" of plants with weaknesses that warranted increased NRC attention. The decision to place the South Texas Project on the "watch list" followed the issuance of a report by a Diagnostic Evaluation Team which conducted a review of the South Texas Project operations. At a meeting on February 3, 1995, the NRC removed the South Texas Project from the "watch list". For a further discussion of the NRC diagnostic evaluation of the South Texas Project, see Note 2(b) to the Financial Statements in this Report.

COMPETITION. HL&P and other members of the electric utility industry, like other regulated industries, are being subjected to technological, regulatory and economic pressures that are increasing competition and offer the possibility for fundamental changes in the industry and its regulation. The electric utility industry historically has been composed of vertically integrated companies which largely have been the exclusive providers of electric service within a governmentally-defined geographic area. Prices for that service have been set by governmental authority under principles that were designed to provide the utility with an opportunity to recover its costs of providing electric service plus a reasonable return on its invested capital.

By legislation adopted in 1978, Congress contributed to the development of new sources of electric generation by freeing cogenerators (i.e., facilities which produce electrical energy along with thermal energy used for industrial processes, usually the generation of steam) from most regulatory constraints applicable to traditional utilities, such as state and federal pricing regulation and organizational restrictions arising under the Public Utility Holding Company Act of 1935 (1935 Act). This legislation contributed to the development of approximately 40 cogeneration facilities in the highly industrialized Houston area, with a power generation capability of over 5,000 megawatts (MW). As a consequence, HL&P has lost some industrial customers to self-generation (representing approximately 2,500 MW), and additional projects continue to be considered by customers.

In 1992 Congress authorized, in the Energy Policy Act, another category of wholesale generators, Exempt Wholesale Generators (EWGs). Like cogenerators, these entities exist to sell electric energy at wholesale, but unlike cogenerators, EWGs may be formed for the generation of electricity without regard to the simultaneous production of thermal energy. Congress chose to free EWGs from the structural constraints applicable to traditional utilities under the 1935 Act, but Congress also authorized traditional utilities to form such entities themselves without being burdened by those restrictions. At the same time, Congress placed significant limitations on the ability of traditional utilities to purchase power in their own service territories from an affiliated EWG.

There are increasing pressures today by both cogenerators and exempt wholesale generators for access to the electric transmission and distribution systems of the regulated utilities in order to have greater flexibility in moving power to other purchasers, including access for the purpose of making retail sales to either affiliates of the unregulated generator or to other customers of the regulated utility. In February 1995, a new entity sought permission from the Utility Commission to construct a transmission line within HL&P's service territory for the purpose of transmitting power from a cogeneration facility owned by an industrial concern to an affiliate of that concern. This proceeding has been docketed by the Utility Commission, but currently is in its early stages.

Neither federal nor Texas law currently permits retail sales by unregulated entities. However, changes to the Federal Power Act made in the Energy Policy Act of 1992 increase the power of the Federal Energy Regulatory Commission to order utilities to transmit power generated by both regulated and unregulated entities to other wholesale customers, and efforts are underway in some states that may lead to broader authorization of transmission access for such entities and even to retail sales by such entities. HL&P anticipates that some of those arguments will be advanced in the current session of the Texas legislature during the consideration of the reenactment to the Public Utility Regulatory Act, which governs electric regulation in Texas.

At this time it is impossible to predict what changes to the electric utility industry will emerge as a result of any legislative changes that may be adopted by the Texas legislature. Nor is it possible to predict what other changes to the industry will emerge from federal regulatory and legislative initiatives or from regulatory decisions of the Utility Commission, though, it seems likely that such changes ultimately will increase the competition HL&P faces in supplying electric energy to its customers.

KBLCOM INCORPORATED (KBLCOM) - DISCONTINUED OPERATIONS

PENDING DISPOSITION OF CABLE OPERATIONS. On January 26, 1995, Time Warner Inc. (Time Warner) and the Company reached an agreement in which Time Warner would acquire KBLCOM in a tax-deferred, stock-for-stock merger with a subsidiary of Time Warner. For a discussion of the transaction, see "LIQUIDITY AND CAPITAL RESOURCES - COMPANY" below and Note 20(a) to the Financial Statements in this Report. In connection with the pending sale, effective January 1, 1995, the operations of KBLCOM have been accounted for as discontinued and prior periods have been restated for consistency in reflecting KBLCOM as a discontinued operation.

CABLE TELEVISION CONSUMER PROTECTION AND COMPETITION ACT OF 1992 (1992 CABLE
ACT). KBLCOM continues to adapt to changes mandated by the 1992 Cable Act. The 1992 Cable Act directed the Federal Communications Commission (FCC) to set guidelines for retail prices on basic cable and cable programming services (other than premium, pay-per-view and a la carte services) which are then regulated by local governments and the FCC, respectively. It also required cable programmers to license their services on a fair basis to cable competitors and to refrain from practices which would restrain the ability of cable competitors to compete fairly. In addition, at the option of the broadcasters, cable operators are required to obtain the permission of, and potentially pay a charge to, broadcast television stations to retransmit their programming to cable customers.

During 1994, KBLCOM faced further changes in rate regulations when the FCC announced its revised benchmark rules (Rate Rule II) and its interim cost-of-service rule (Interim COS Rule). Rate Rule II revised the "benchmark formulas" established by the FCC in May 1993 and was applied prospectively from May 1994. Rate Rule II required cable operators to reduce existing rates to the higher of (i) the rates calculated using the revised benchmark formulas or (ii) a level 17 percent below such cable operators' rates as of September 30, 1992, adjusted for inflation and certain increases in programming costs. Cable operators which cannot or do not wish to comply with Rate Rule II may choose to justify their existing rates under the Interim COS Rule. This rule established a cost-of-service rate system which evaluates the rates charged by cable systems based on their operating expenses and capital costs. Both Rate Rule II and the Interim COS Rule are lengthy and complex. KBLCOM has complied with these rules by further adjusting rates for regulated services. Due to continuing ambiguity and uncertainty in the enforcement of the 1992 Cable Act, KBLCOM's basic, tier, equipment and installation fees may be further reduced.

Any possible decline in revenues due to such rules is not expected to have a material adverse effect on KBLCOM's financial position or results of operations.

                              RESULTS OF OPERATIONS
COMPANY

Summary of selected financial data for the Company and its subsidiaries is set forth below:
                                             Year Ended December 31,
                                          ----------------------------   Percent
                                              1994            1993        Change
                                          -----------      -----------    ------
                                           (Restated)       (Restated)
                                              (Thousands of Dollars)

Revenues ............................     $ 3,746,085      $ 4,079,863       (8)
Operating Expenses ..................       2,749,267        3,075,275      (11)
Operating Income ....................         996,818        1,004,588       (1)
Interest and Other Charges ..........         318,599          350,299       (9)
Income Taxes ........................         230,424          228,863        1
Discontinued Operations .............         (16,524)         (24,495)      33
Net Income ..........................         399,261          416,036       (4)

                                             Year Ended December 31,
                                          ----------------------------   Percent
                                              1993            1992        Change
                                          -----------      -----------    ------
                                           (Restated)       (Restated)
                                              (Thousands of Dollars)

Revenues ............................     $ 4,079,863      $ 3,826,841        7
Operating Expenses ..................       3,075,275        2,904,367        6
Operating Income ....................       1,004,588          922,474        9
Interest and Other Charges ..........         350,299          395,230      (11)
Income Taxes ........................         228,863          177,276       29
Discontinued Operations .............         (24,495)         (29,544)      17
Net Income ..........................         416,036          434,667       (4)

GENERAL

1994 COMPARED TO 1993. Consolidated earnings per share were $3.25 for 1994, compared to $3.20 per share in 1993. The Company adopted Statement of Position 93-6 (SOP 93-6), "Employers' Accounting for Employee Stock Ownership Plans," effective January 1, 1994, which had the effect of reducing 1994 net income by $12.8 million at the time of adoption while increasing earnings per common share by $.10. Earnings per common share increased as a result of the weighted average common shares outstanding for the period ended December 31,

1994 being reduced by 7,770,313 shares not yet allocated to participants in the Company's Employee Stock Ownership Plan. For a further discussion of the effects of the adoption of SOP 93-6, see Notes 1(i) and 12(b) to the Financial Statements in this Report.

HL&P, the Company's electric utility subsidiary, contributed $3.69 to the 1994 consolidated earnings per share on income of $453.2 million after preferred dividends. In 1994, discontinued operations contributed a loss of $.13 per share. The remaining loss of $.31 per share resulted from financing and corporate costs of the Company and a combined loss of the Company's other subsidiaries, partially offset by the effects of the adoption of SOP 93-6, as discussed above.

1993 COMPARED TO 1992. Consolidated earnings per share were $3.20 for 1993, compared to $3.36 per share in 1992. However, the Company's 1992 earnings were increased by nonrecurring items at HL&P, as discussed below. Without these items, the Company's earnings for the year ended 1992 would have been $397.5 million, or $3.07 per share.

HL&P contributed $3.46 to the 1993 consolidated earnings per share on income of $449.8 million after preferred dividends. In 1993, discontinued operations contributed a loss of $.19 per share. The remaining loss of $.07 per share resulted from financing and corporate costs of the Company and a combined loss of the Company's other subsidiaries.

As a result of the 1 percent general corporate income tax rate increase imposed by the Omnibus Budget Reconciliation Act of 1993 (OBRA), the Company's 1993 results were reduced by $14.3 million. For additional information regarding the effect of OBRA on the Company, see Note 13 to the Financial Statements in this Report.

HL&P

Summary of selected financial data for HL&P is set forth below:

                                                Year Ended December 31,
                                              -------------------------  Percent
                                                 1994          1993       Change
                                              -----------    ----------   ------
                                               (Thousands of Dollars)

Revenues ................................     $3,746,085     $4,079,863      (8)
Operating Expenses ......................      3,003,203      3,313,577      (9)
Operating Income ........................        742,882        766,286      (3)
Interest Charges ........................        249,472        284,585     (12)
Income After Preferred Dividends ........        453,181        449,750       1

                                                Year Ended December 31,
                                              -------------------------  Percent
                                                 1993          1992       Change
                                              -----------    ----------   ------
                                               (Thousands of Dollars)

Revenues ................................     $4,079,863     $3,826,841       7
Operating Expenses ......................      3,313,577      3,077,771       8
Operating Income ........................        766,286        749,070       2
Interest Charges ........................        284,585        324,565     (12)
Income After Preferred Dividends ........        449,750        470,135      (4)

GENERAL

1994 COMPARED TO 1993. The increase in earnings in 1994 compared to 1993 primarily resulted from (i) higher residential and commercial kilowatt-hour
(KWH) sales, which rose 1 percent and 4 percent, respectively, from the previous year, (ii) lower operating costs associated with reductions in production plant maintenance and employee benefits, and (iii) lower interest expenses. This increase in earnings was partially offset by the recording of a one-time, pre-tax charge to reconcilable fuel revenues of $70 million to reflect the anticipation of the approval of the Proposed Settlement. Additionally, earnings in 1994 reflected the recognition of postemployment benefit costs as required by the adoption, beginning in January 1994, of Statement of Financial Accounting Standards (SFAS) No. 112, "Employer's Accounting for Postemployment Benefits." Earnings for 1993 included approximately $33 million in franchise tax refunds. For information regarding HL&P's current regulatory proceedings and the Proposed Settlement, and SFAS No. 112, see "CURRENT ISSUES - HL&P - Rate Review, Fuel Reconciliation and Other Proceedings" above and Notes 3 and 12(d), respectively, to the Financial Statements in this Report.

1993 COMPARED TO 1992. The decline in earnings in 1993 compared to 1992 was primarily due to nonrecurring items recorded during 1992 of (i) $142.7 million of pre-tax income associated with the adoption of a change in accounting principle related to the timing of recognition of revenue from electricity sales and (ii) a one-time, pre-tax charge of $86.4 million related to HL&P's restructuring of operations. For additional information regarding the restructuring of operations, see Note 16 to the Financial Statements in this Report. Excluding these two nonrecurring items, earnings for 1992 would have been $433.0 million. Earnings for 1993 were positively affected by an increase in KWH sales due to warmer weather compared to 1992 and the addition of approximately 23,000 customers during the year.

As a result of the 1 percent general corporate income tax rate increase imposed by OBRA, HL&P's 1993 results were negatively impacted by $8.0 million. For additional information regarding the effects of OBRA on HL&P, see Note 13 to HL&P's Financial Statements in this Report.

OPERATING REVENUE AND SALES

1994 COMPARED TO 1993. Operating revenue for 1994 decreased 8.2 percent primarily due to a decrease in reconcilable fuel revenues and the one-time, pre-tax charge of $70 million discussed above. These decreases were partially offset by increased residential and commercial KWH sales. Residential and commercial KWH sales increased 1.4 percent and 4.2 percent, respectively, primarily due to a 1.7 percent increase in the number of customers. Firm industrial sales remained relatively flat. Firm industrial sales exclude electricity sold at a reduced rate under agreements which allow HL&P to interrupt service under some circumstances. As a result of these increased sales, base (non-fuel) revenues were $49.7 million higher in 1994 compared to the previous year.

1993 COMPARED TO 1992. Operating revenue for 1993 increased 6.6 percent primarily due to increased KWH sales in all three major customer categories. Residential and commercial KWH sales increased 3.5 percent and 4.3 percent, respectively, due to warmer weather and a 1.7 percent increase in the number of customers. Firm industrial sales increased 1.3 percent. As a result of these increased sales, base revenues were $70 million higher in 1993 compared to the previous year.

FUEL AND PURCHASED POWER EXPENSE

1994 COMPARED TO 1993. Fuel expense was $860.9 million in 1994, 19.0 percent lower than in 1993, primarily due to decreases in both the use and unit cost of gas, and decreases in the unit cost of all other fuels used in 1994. The average cost of fuel used by HL&P during 1994 was $1.54 per million British Thermal Unit (MMBtu) compared to $1.95 per MMBtu in 1993. Purchased power expense decreased $106.5 million in 1994, a 20.7 percent reduction from 1993, due to lower fuel costs and the expiration of a purchased power agreement. For information regarding reconcilable fuel revenues and HL&P's fuel reconciliation proceeding, see Note 3 to the Financial Statements in this Report.

1993 COMPARED TO 1992. Fuel expense was $1.1 billion in 1993, 16.2 percent higher than in 1992, primarily due to increases in both the use and unit cost of gas, partially offset by decreases in the unit cost of all other fuels used in 1993. The average cost of fuel used by HL&P during 1993 was $1.95 per MMBtu compared to $1.71 per MMBtu in 1992. Purchased power expense increased $29.1 million due to higher fuel costs and escalating capacity charges paid to cogenerators. The increased fuel costs reflect in part the use of non-nuclear sources of fuel during the outage of Unit Nos. 1 and 2 of the South Texas Project. The outage covered substantially all of 1993. For information regarding the outage of Unit Nos. 1 and 2 of the South Texas Project, see Note 2(b) to the Financial Statements in this Report.

OPERATION AND MAINTENANCE EXPENSES, DEPRECIATION AND AMORTIZATION, OTHER TAXES AND INTEREST

1994 COMPARED TO 1993. Operation and maintenance expenses decreased $28.0 million and $41.8 million, respectively, in 1994. These decreases were due primarily to reduced employee benefits expenses and lower production plant maintenance costs.

Depreciation and amortization expense in 1994 was $12.4 million higher than in 1993 primarily due to an increase in depreciable property and the additional amortization, beginning in January 1994, of demand side management expenditures.

Other taxes increased $40.1 million in 1994, primarily due to the effect of $33 million in franchise tax refunds received in 1993 and increased property taxes in 1994.

Interest on long-term debt was $29.5 million lower in 1994 than in 1993 because of previous refinancing activities and the reduction of long-term debt. Reductions of intercompany borrowings, partially offset by interest on fuel cost over-recoveries, resulted in a $3.8 million decrease in other interest expense in 1994.

1993 COMPARED TO 1992. Operation and maintenance expenses increased $55.1 million and $33.1 million, respectively, in 1993. These increases were due primarily to the recognition of postretirement benefit costs (resulting from the adoption of SFAS No. 106 on January 1, 1993), costs related to the sale of receivables, and higher production plant operation and maintenance costs.

Depreciation and amortization expense in 1993 was $14.1 million higher than in 1992 primarily due to an increase in depreciable property and the additional amortization, beginning in January 1993, of project costs related to Malakoff. For information regarding Malakoff, see Note 5 to the Financial Statements in this Report. These increases were partially offset by the cessation of property loss amortization in 1993.

Other taxes decreased $22.1 million in 1993 primarily due to state franchise tax refunds totaling approximately $33 million, partially offset by increased property taxes due to increased tax rates.

Interest on long-term debt was $35.2 million lower in 1993 than in 1992 because of refinancing activities and the reduction of long-term debt. Reductions of intercompany borrowings and fuel cost under-recoveries resulted in a $7.2 million decrease in other interest expense in 1993.

KBLCOM - DISCONTINUED OPERATIONS

Summary of selected financial data for KBLCOM reflected as discontinued operations is set forth below:
                                                Year Ended December 31,
                                              -------------------------  Percent
                                                 1994          1993       Change
                                              -----------    ----------   ------
                                              (Restated)     (Restated)
                                               (Thousands of Dollars)

Revenues ..................................     $ 255,772      $ 244,067       5
Operating Expenses (1) ....................       156,084        148,325       5
Gross Operating Margin (1) ................        99,688         95,742       4
Depreciation, Amortization, Interest
  and Other ...............................       128,023        117,982       9
Income Taxes (Benefit) ....................       (11,811)         2,255      --
Loss from Discontinued Operations .........       (16,524)       (24,495)     33
- ------------------
Basic Subscribers (000) ...................           690            605      14

                                      -11-
                                                Year Ended December 31,
                                              -------------------------  Percent
                                                 1993          1992       Change
                                              -----------    ----------   ------
                                              (Restated)     (Restated)
                                               (Thousands of Dollars)

Revenues ................................     $ 244,067      $ 235,258        4
Operating Expenses (1) ..................       148,325        140,242        6
Gross Operating Margin (1) ..............        95,742         95,016        1
Depreciation, Amortization, Interest
  and Other .............................       117,982        137,227      (14)
Income Taxes (Benefit) ..................         2,255        (12,667)     --
Loss from Discontinued Operations .......       (24,495)       (29,544)      17
- ------------------
Basic Subscribers (000) .................           605            577        5

  (1)  Exclusive of depreciation and amortization.

GENERAL

1994 COMPARED TO 1993. KBLCOM's net loss per share declined for 1994 from 1993 due to higher revenues resulting from the addition of approximately 85,000 customers, including 51,000 served at year end by three cable companies acquired by KBLCOM in July 1994 (Acquisition). For a discussion of the Acquisition, see
Note 17 to the Financial Statements in this Report. KBLCOM's operating margin for 1994 was 39.0 percent, compared to 39.2 percent for 1993.

In 1994, KBLCOM's income tax benefit of $11.8 million was primarily due to a $7.5 million reduction of deferred state income tax liabilities.

KBLCOM's future earnings outlook is dependent, to a large degree, on the success of its marketing programs to increase basic subscribers and premium programming services, its success in marketing other services, such as advertising and pay-per-view, and the general economic conditions in the areas it serves. In addition, the cable television industry in general, including KBLCOM, is faced with various uncertainties, including the impact of recent regulation of basic service rates by municipalities, the potential entry of telephone companies into the cable business and increased competition from other entities. Recent changes to the legislative and regulatory environment in which the cable television industry operates could limit KBLCOM's ability to increase prices charged for cable television services in the future. See "CURRENT ISSUES - KBLCOM - 1992 Cable Act."

1993 COMPARED TO 1992. KBLCOM's net loss per share declined due to increased revenues, reduced interest expense and increased earnings from the Paragon Communications (Paragon) partnership, which is discussed below. KBLCOM's operating margin for 1993 was 39.2 percent, compared to 40.4 percent for 1992.

The 1 percent general corporate income tax rate increase imposed by OBRA negatively impacted KBLCOM's 1993 results by $6.8 million.

The following discussions of operating revenues and sales and depreciation and interest expense relate to KBLCOM and its wholly-owned subsidiaries, excluding the investment in Paragon, which is not included because it is accounted for under the equity method of accounting.

OPERATING REVENUES AND SALES

1994 COMPARED TO 1993. In 1994, cable television revenues were favorably impacted by the addition of approximately 34,000 basic subscribers, excluding the Acquisition, an increase of 5.6 percent and 85,000 basic subscribers, including the Acquisition, an increase of 14.1 percent. Excluding the Acquisition, basic service revenues decreased $3.2 million or 2.0 percent in 1994 as compared to 1993 primarily because revenues from additional outlets declined by $7.1 million. However, including the Acquisition, basic service revenues increased $1.7 million or 1.1 percent. Basic service revenue increases are due primarily to additional customers and the Acquisition partially offset by lower rates for basic service, including additional outlets, mandated by the 1992 Cable Act, which were placed in effect in September 1993 and July 1994. See "CURRENT ISSUES - KBLCOM - 1992 Cable Act."

Ancillary service revenues from sources, such as advertising and installation fees, increased $6.9 million, or 22.3 percent, in 1994 from the prior year. This increase was due primarily to increased advertising sales and telephony-related and premium fees. Pay-per-view revenues declined 3.1 percent in 1994 from 1993 primarily due to the lack of major feature movies and local pay-per-view sporting events in 1994. Premium revenues increased $3.4 million, or 8.8 percent due primarily to new packaging of premium units and multiplexing, which is the delivery of multiple channels of premium service with no change in price to the subscriber. The Acquisition did not have a material impact on these revenue categories.

1993 COMPARED TO 1992. Basic service revenues increased $5.4 million, or 3.4 percent, primarily due to the addition of 28,000 basic subscribers. However, the revenue increase related to the additional subscribers was partially offset by a reduction in basic rates effective on September 1, 1993 implemented as a result of the 1992 Cable Act. A large portion of this reduction resulted from the loss of revenues from additional outlets.

Ancillary service revenues from sources, such as advertising and installation fees, increased $3.2 million, or 11.8 percent, in 1993 from the prior year. This increase was due primarily to increased advertising sales and higher installation and other related transaction fees. Pay-per-view revenues were approximately the same in 1993 as in 1992. Premium revenues were approximately the same in 1993 as in 1992, ending a long decline in this revenue category.

DEPRECIATION AND INTEREST EXPENSE

1994 COMPARED TO 1993. Excluding the Acquisition, depreciation and amortization increased $4.2 million or 5.5 percent in 1994 compared to 1993 due primarily to asset additions. Including the Acquisition, such costs increased $6.8 million or
8.7 percent in 1994. In 1994, interest expense increased $5.5 million, or 7.6 percent, due to an increase in interest rates and higher debt balances.

1993 COMPARED TO 1992. Depreciation and amortization increased $2.3 million, or
3.0 percent, in 1993 due primarily to asset additions. In 1993, interest expense decreased $12.5 million, or 14.6 percent, due primarily to lower debt balances. The Company recapitalized KBLCOM to reduce the amount of debt in its capital structure. As part of this recapitalization, the Company contributed $177.3 million of equity which was used to reduce KBLCOM's indebtedness. This recapitalization increased KBLCOM's equity, reduced the financial risks associated with indebtedness and increased KBLCOM's financial flexibility.

PARAGON PARTNERSHIP

1994 COMPARED TO 1993. A subsidiary of KBLCOM owns a 50 percent interest in Paragon, a Colorado partnership, which, in turn, owns cable television systems which served approximately 967,000 basic cable customers in seven states as of December 31, 1994. Paragon's revenues were favorably impacted in 1994 by the addition of approximately 35,000 basic subscribers, an increase of 3.8 percent from 1993. KBLCOM's 1994 equity interest in the pre-tax earnings of Paragon was $33.5 million, compared to $32.2 million in 1993. The increase was due to increased revenue and reduced interest expense at Paragon, partially offset by the impact of the 1992 Cable Act.

1993 COMPARED TO 1992. Paragon served approximately 932,000 basic cable customers in seven states as of December 31, 1993. Paragon's revenues were favorably impacted in 1993 by the addition of approximately 31,000 subscribers, an increase of 3.4 percent. KBLCOM's 1993 equity interest in the pre-tax earnings of Paragon was $32.2 million, compared to $24.9 million in 1992. The increase was due to increased revenue, improved operating margins and reduced interest expense at Paragon, partially offset by the impact of the 1992 Cable Act.
                                LIQUIDITY AND CAPITAL RESOURCES

OVERVIEW

The Company's cash requirements stem primarily from operating expenses, capital expenditures, payment of common stock dividends, payment of preferred stock dividends, and interest and principal payments on debt. Net cash provided by operating activities totaled $1.2 billion in 1994.

Net cash used in investing activities in 1994 totaled $561.8 million, primarily due to electric capital expenditures of $418.5 million (including allowance for borrowed funds used during construction). Net cash used in discontinued cable television investing activities for 1994 totaled $84.1 million, primarily due to property additions and other cable-related investments.

Financing activities for 1994 resulted in a net cash outflow of $639.7 million. The Company's primary financing activities were the payment of dividends, repayment of short-term borrowings, redemption of preferred stock and payment of long-term debt.

The liquidity and capital requirements of the Company and its subsidiaries are affected primarily by capital programs and debt service requirements. The capital requirements for 1994, and as estimated for 1995 through 1997, are as follows:

                                                                Millions of Dollars
                                                          ----------------------------
                                                          1994    1995    1996    1997
                                                          ----    ----    ----    ----
Electric capital and nuclear fuel (excluding Allowance
   for Funds Used During Construction (AFUDC)) .......    $413    $364    $385    $338
Corporate headquarters expenditures (excluding
   capitalized interest) (1) .........................      44      79       6
Non-regulated electric power project expenditures (2)               35
Maturities of long-term debt, preferred stock
   and minimum capital lease payments ................      45      49     400     254
Discontinued Operations:
   Cable television additions and other cable
        related investments (3) ......................      84      91
   Cable acquisitions ................................      80
   Maturities of long-term debt ......................      10      16      76     130
                                                          ----    ----    ----    ----
Total ................................................    $676    $634    $867    $722
                                                          ====    ====    ====    ====

- ------------
(1) In December 1993, a subsidiary of the Company acquired a new headquarters building in downtown Houston. Structural improvements and various renovations have been ongoing to accommodate the Company's business requirements.

(2) Additional capital expenditures are dependent upon the nature and extent of future project commitments entered into by Houston Industries Energy, Inc. (HI Energy).

(3) Due to the pending disposition of KBLCOM, capital requirements after 1995 have not been presented.

For a discussion of the Company's commitments for capital expenditures, see Note 14 to the Financial Statements in this Report.

COMPANY

SOURCES OF CAPITAL RESOURCES AND LIQUIDITY

The Company has consolidated its financing activities in order to provide a coordinated, cost-effective method of meeting short and long-term capital requirements. As part of the consolidated financing program, the Company has established a "money fund" through which its subsidiaries can borrow or invest on a short-term basis. The funding requirements of individual subsidiaries are aggregated and borrowing or investing is conducted by the Company based on the net cash position. In 1994, net funding requirements were met with borrowings under the Company's commercial paper program, except that HL&P's borrowing requirements were generally met with HL&P's commercial paper program. In 1995, net funding requirements of the Company and HL&P are expected to be met with a combination of commercial paper and bank borrowings. As of December 31, 1994, the Company had a bank credit facility of $600 million (exclusive of bank credit facilities of subsidiaries), which was used to support its commercial paper program. At December 31, 1994, the Company had approximately $423 million of commercial paper outstanding. Rates paid by the Company on its short-term borrowings are generally lower than the prime rate. In March 1995, the Company's bank credit facility was increased to $800 million.

On January 26, 1995, the Company entered into an agreement with Time Warner to sell all of its cable television operations. In exchange for KBLCOM's common stock, Time Warner will issue to the Company one million shares of its common stock and 11 million shares of a newly-issued series of its convertible preferred stock (with a liquidation value of $100 per share). The preferred stock will be convertible into approximately 22.9 million shares of Time Warner common stock. After four years, Time Warner will have the right to exchange the preferred stock for common stock at the stated conversion rate, unless the Company elects to convert the shares before such time. In addition, Time Warner will purchase KBLCOM's intercompany debt for an estimated $600 million in cash. Approximately $685 million of KBLCOM's third party debt and other liabilities will be assumed by Time Warner upon the closing of the sale. Closing of the transaction, which is expected to occur in the second half of 1995, is subject to the approval of certain franchise authorities and other governmental entities.

Based on a Time Warner common stock price of $35.50 and assuming the closing occurs on September 30, 1995, the Company estimates that it will recognize an after-tax gain of approximately $650 million. The Company anticipates that it will record a portion of this gain (estimated to be approximately $100 million) in the first quarter of 1995 in recognition of the deferred tax asset arising from the Company's excess tax basis in KBLCOM stock. The remainder of the gain will be recognized at closing. The Company believes that the transaction will improve its liquidity by exchanging the Company's investment in KBLCOM for cash and marketable securities. In addition, the terms of the preferred stock to be issued by Time Warner provide for the payment of an annual cash dividend of $3.75 per share for four years. Assuming Time Warner common stock were to continue to pay its current dividend of $.36 per share, the Company would expect to receive after-tax dividend payments on the Time Warner common and preferred stock of approximately $37 million per year.

It is anticipated that the $600 million proceeds to be received in connection with the sale of KBLCOM's intercompany debt would be used for general corporate purposes, including but not limited to the redemption of or retirement of indebtedness of the Company, the advance or contribution of funds to one or more subsidiaries to be used for their general corporate purposes or (depending on market and other conditions) the possible repurchase of certain outstanding shares of the Company's common stock.

The Company has registered with the Securities and Exchange Commission (SEC) $250 million principal amount of debt securities which remain unissued. Proceeds from any sales of these debt securities are expected to be used for general corporate purposes, including investments in and loans to subsidiaries.

The Company also has registered with the SEC five million shares of its common stock. Proceeds from the sale of these securities will be used for general corporate purposes, including,
                                      -16-

but not limited to, the redemption, repayment or retirement of outstanding indebtedness of the Company or the advance or contribution of funds to one or more of the Company's subsidiaries to be used for their general corporate purposes, including, without limitation, the redemption, repayment or retirement of indebtedness or preferred stock.

HL&P

HL&P's cash requirements stem primarily from operating expenses, capital expenditures, payment of common stock dividends, payment of preferred stock dividends, and interest and principal payments on debt. HL&P's net cash provided by operating activities for 1994 totaled approximately $1.2 billion. Net cash used in HL&P's investing activities for 1994 totaled $434.3 million including allowance for borrowed funds used during construction.

In July 1994, HL&P contributed as equity its rights to receive certain railroad settlement payments to HL&P Receivables, Inc., a wholly-owned subsidiary of HL&P. Following the transfer of such receivables to a trust, HL&P received $66.1 million, which was recorded as a reduction to its reconcilable fuel expense in July 1994. The reduction to reconcilable fuel expense had no effect on earnings. For a further discussion of this transaction, see Note 18 to the Financial Statements in this Report.

HL&P's financing activities for 1994 resulted in a net cash outflow of $569.2 million. Included in these activities were the payment of dividends, repayment of short-term borrowings, the redemption of preferred stock, and the repayment of matured long-term debt. For information with respect to these matters, see Notes 9 and 10(a) to the Financial Statements in this Report.

CAPITAL PROGRAM

HL&P's capital and nuclear fuel expenditures (excluding AFUDC) for 1994 totaled $413 million, which was below the authorized budgeted level of $478 million. Estimated expenditures for 1995, 1996 and 1997 are $364 million, $385 million and $338 million, respectively. Maturities of long-term debt, preferred stock subject to mandatory redemption, and capital leases for this same period include $49 million in 1995, $200 million in 1996 and $254 million in 1997.

HL&P's capital program for the next three years is expected to relate to costs for production, transmission, distribution, and general plant. HL&P began construction of the San Jacinto Steam Electric Station (San Jacinto Station), formerly the E. I. du Pont de Nemours Company (DuPont) project, in 1993 in order to provide generating capacity in 1995. The San Jacinto Station is being constructed pursuant to an agreement between HL&P and DuPont, whereby HL&P will construct, own, and operate two 80 MW gas turbine units located at DuPont's La Porte, Texas facility. The project will supply DuPont with process steam while all electrical energy will be used in the HL&P system. HL&P's capital program is subject to periodic review and portions may be revised from time to time due to changes in load forecasts, changing regulatory and environmental standards and other factors.
                                      -17-

SOURCES OF CAPITAL RESOURCES AND LIQUIDITY

HL&P expects to finance its 1995 through 1997 capital program with funds generated internally from operations.

HL&P has registered with the SEC $230 million aggregate liquidation value of its preferred stock and $580 million aggregate principal amount of its debt securities that may be issued as first mortgage bonds and/or as debt securities collateralized by first mortgage bonds. Proceeds from any sale of these securities are expected to be used for general corporate purposes including the purchase, redemption (to the extent permitted by the terms of the outstanding securities), repayment or retirement of outstanding indebtedness or preferred stock of HL&P.

In 1994, HL&P's interim financing requirements were met with commercial paper. In 1995, HL&P's interim financing requirements are expected to be met with a combination of commercial paper and bank borrowings. At December 31, 1994, HL&P had approximately $236 million in short-term investments and no commercial paper borrowings. HL&P's commercial paper program is supported by a bank credit facility of $400 million.

HL&P's capitalization at December 31, 1994 was 42 percent long-term debt, 7 percent preferred stock and 51 percent common stock equity.

ENVIRONMENTAL EXPENDITURES

The new requirements of the Clean Air Act will require HL&P to increase its environmental expenditures. Modifying its existing facilities to reduce emissions of nitrogen oxides (NOx) cost $4 million in 1994. The date for additional compliance has been delayed by the United States Environmental Protection Agency (EPA) and the Texas Natural Resource Conservation Commission until it becomes certain that additional expenditures for NOx emission reductions will be required under the provisions of the Clean Air Act. Up to an additional $40 million may be incurred by HL&P in order to fully comply with new NOx requirements after 1997. In addition, it is anticipated that $7 million in 1995 will be expended to install continuous emission monitoring equipment; approximately $4 million was incurred for this equipment in 1994.

The EPA identified HL&P as a potentially responsible party under the Comprehensive Environmental Response, Compensation, and Liability Act for the costs of cleaning up a site located adjacent to one of HL&P's transmission lines. In October 1992, the EPA issued an Administrative Order to HL&P and several other companies purporting to require them to manage the remediation of the site. Because of various defenses it believes are available to it, HL&P has not complied with this Order. To date, neither the EPA nor any other potentially responsible party has instituted a claim against HL&P for cleanup costs; however, under current law, potentially responsible parties could be determined to be jointly and severally liable for such costs. The cleanup of the entire site may cost $80 million. If, despite its defenses, HL&P were ultimately held to be responsible for the site, it may be subject to substantial fines and damages. Although no prediction can be made at this time as to the ultimate outcome of this matter, in light of all the circumstances involved, the Company and HL&P do not believe any costs that HL&P will incur

                                      -18-

in this matter will have a material adverse effect on the Company's or HL&P's financial condition or results of operation.

KBLCOM - DISCONTINUED OPERATIONS

Cash requirements for discontinued operations stem primarily from operating expenses, capital expenditures, and interest and principal payments on debt. Net cash provided by discontinued cable television operating activities was $23.4 million in 1994.

Net cash used in discontinued cable television investing activities for 1994 totaled $84.1 million, primarily due to property additions and other cable-related investments. These amounts were financed principally through internally generated funds and intercompany advances. A substantial portion of KBLCOM's 1995 capital requirements is expected to be met through internally generated funds. It is expected that any shortfall will be met through intercompany borrowings. For a discussion of the pending disposition of KBLCOM, see Note 20(a) to the Financial Statements in this Report.

Financing activities for discontinued cable television operations for 1994 resulted in a net cash outflow of $68.2 million. Included in these activities was the reduction of third party debt through scheduled principal payments and repayments of debt assumed in the Acquisition.

FINANCING ACTIVITIES

In the first quarter of 1994 and 1995, KBLCOM made mandatory repayments of $10.4 million and $15.8 million, respectively, principal amount of its senior notes and senior subordinated notes. In January 1994, KBLCOM's letter of credit and term loan facility was terminated. As of December 31, 1993, the facility was utilized in the form of letters of credit aggregating approximately $89.3 million which supported debt service obligations on senior subordinated notes.

In July 1994, KBLCOM acquired the stock of three cable companies then serving approximately 48,000 customers in the Minneapolis area in exchange for 587,646 shares of common stock of the Company. The total purchase price of approximately $80 million included the assumption of approximately $60 million in liabilities. Notes were repaid in connection with the Acquisition in the amount of $57.7 million.

SOURCES OF CAPITAL RESOURCES AND LIQUIDITY

Additional borrowing under a KBLCOM bank credit facility is subject to certain covenants which relate primarily to the maintenance of certain financial ratios, principally debt to cash flow and interest coverages. KBLCOM presently is in compliance with such covenants. At December 31, 1994, KBLCOM had $76 million available for borrowing under its credit facility. The facility has scheduled reductions in March of each year until it is terminated in March 1999.

                                      -19-
HI ENERGY

The Company formed HI Energy in 1993 to seek investment opportunities in domestic and foreign power generation projects and the privatization of foreign electric utilities. The international market for private power development has recently emerged and is currently where HI Energy is concentrating most of its resources.

During 1994, HI Energy began construction of the Ford Heights Tire-To-Energy Project, a $106 million electric generating plant south of Chicago, Illinois. HI Energy is committed to fund $21 million through combined equity contributions and loans as a result of its participation in this project.

In January 1995, HI Energy acquired for $15.7 million a 90 percent equity interest in an electric utility operating company in the province of Santiago del Estero, a rural province in the north central part of Argentina. The utility system serves approximately 100,000 customers in an area of 136,000 square kilometers.

Additional capital expenditures are dependent upon the nature and extent of future project commitments entered into by HI Energy.

                                     NEW ACCOUNTING ISSUES

The staff of the SEC has questioned certain of the current accounting practices of the electric utility industry regarding the recognition, measurement and classification of decommissioning costs for nuclear generating facilities recorded on the financial statements of electric utilities. In response to these questions, the Financial Accounting Standards Board has agreed to review the accounting for removal costs, including decommissioning. If the current electric utility industry accounting practices for such decommissioning are changed: (i) annual provisions for decommissioning could increase, (ii) the estimated cost for decommissioning could be recorded as a liability rather than as accumulated depreciation, and (iii) trust fund income from the external decommissioning trusts could be reported as investment income rather than as a reduction of decommissioning expense.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

                HOUSTON INDUSTRIES INCORPORATED AND SUBSIDIARIES

                        STATEMENTS OF CONSOLIDATED INCOME
                             (THOUSANDS OF DOLLARS)

                                                         Year Ended December 31,
                                               ---------------------------------------
                                                   1994         1993          1992
                                               -----------   -----------   -----------
                                               (Restated)    (Restated)    (Restated)

REVENUES ....................................  $ 3,746,085   $ 4,079,863   $ 3,826,841
                                               -----------   -----------   -----------
EXPENSES:
    Fuel ....................................      860,936     1,063,050       914,732
    Purchased power .........................      408,963       515,502       486,414
    Operation and maintenance ...............      828,748       898,535       810,379
    Taxes other than income taxes ...........      251,421       211,295       233,439
    Restructuring ...........................                                   86,431
    Depreciation and amortization ...........      399,199       386,893       372,972
                                               -----------   -----------   -----------
           Total ............................    2,749,267     3,075,275     2,904,367
                                               -----------   -----------   -----------
OPERATING INCOME ............................      996,818     1,004,588       922,474
                                               -----------   -----------   -----------
OTHER INCOME (EXPENSE):
    Allowance for other funds used during
        construction ........................        4,115         3,512         6,169
    Interest income .........................        5,656        33,357        34,361
    Other - net .............................      (33,581)      (21,764)      (20,467)
                                               -----------   -----------   -----------
           Total ............................      (23,810)       15,105        20,063
                                               -----------   -----------   -----------
INTEREST AND OTHER CHARGES:
    Interest on long-term debt ..............      265,494       304,462       338,771
    Other interest ..........................       25,076        15,145        23,323
    Allowance for borrowed funds used
        during construction .................       (5,554)       (3,781)       (6,191)
    Preferred dividends of subsidiary .......       33,583        34,473        39,327
                                               -----------   -----------   -----------
           Total ............................      318,599       350,299       395,230
                                               -----------   -----------   -----------
INCOME FROM CONTINUING OPERATIONS BEFORE
    INCOME TAXES AND CUMULATIVE EFFECT OF
    CHANGE IN ACCOUNTING ....................      654,409       669,394       547,307

INCOME TAXES ................................      230,424       228,863       177,276
                                               -----------   -----------   -----------
INCOME FROM CONTINUING OPERATIONS BEFORE
    CUMULATIVE EFFECT OF CHANGE
    IN ACCOUNTING ...........................      423,985       440,531       370,031

LOSS FROM DISCONTINUED CABLE TELEVISION
    OPERATIONS (NET OF APPLICABLE INCOME
    TAXES) ..................................      (16,524)      (24,495)      (29,544)

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING FOR
    REVENUES (NET OF INCOME TAXES OF $48,517)                                   94,180

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING FOR
    POSTEMPLOYMENT BENEFITS (NET OF INCOME
    TAXES OF $4,415) ........................       (8,200)
                                               -----------   -----------   -----------
NET INCOME ..................................  $   399,261   $   416,036   $   434,667
                                               ===========   ===========   ===========

                                      -21-
EARNINGS PER COMMON SHARE:

    CONTINUING OPERATIONS BEFORE CUMULATIVE
        EFFECT OF CHANGE IN ACCOUNTING.......  $      3.45   $      3.39   $      2.86

    LOSS FROM DISCONTINUED CABLE TELEVISION
        OPERATIONS...........................         (.13)         (.19)         (.23)

    CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
        FOR REVENUES.........................                                      .73

    CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
        FOR POSTEMPLOYMENT BENEFITS..........         (.07)
                                               -----------   -----------   -----------
EARNINGS PER COMMON SHARE....................  $      3.25   $      3.20   $      3.36
                                               ===========   ===========   ===========
WEIGHTED AVERAGE COMMON SHARES
    OUTSTANDING (000)........................      122,853       130,004       129,514

                 See Notes to Consolidated Financial Statements.

                HOUSTON INDUSTRIES INCORPORATED AND SUBSIDIARIES

                  STATEMENTS OF CONSOLIDATED RETAINED EARNINGS
                (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                 Year Ended December 31,
                                        ---------------------------------------
                                           1994          1993          1992
                                        -----------   -----------   -----------
Balance at Beginning of Year .........  $ 1,191,230   $ 1,254,584   $ 1,202,125

Add - Net Income .....................      399,261       416,036       434,667
                                        -----------   -----------   -----------
        Total ........................    1,590,491     1,670,620     1,636,792

Common Stock Dividends:
    1994, $3.00; 1993, $3.75; 1992,
    $2.98; (per share) ...............     (369,270)     (487,927)     (385,952)

Tax Benefit of ESOP Dividends ........                      8,939         8,944

Redemption of HL&P Preferred Stock ...                       (402)       (5,200)
                                        -----------   -----------   -----------
Balance at End of Year ...............  $ 1,221,221   $ 1,191,230   $ 1,254,584
                                        ===========   ===========   ===========

                 See Notes to Consolidated Financial Statements.

                HOUSTON INDUSTRIES INCORPORATED AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                             (THOUSANDS OF DOLLARS)

                                     ASSETS
                                                             December 31,
                                                      --------------------------
                                                         1994            1993
                                                      -----------    -----------
                                                      (Restated)      (Restated)

PROPERTY, PLANT AND EQUIPMENT - AT COST:
   Electric plant:
      Production .................................    $ 7,221,142    $ 7,165,811
      Transmission ...............................        876,159        840,736
      Distribution ...............................      2,628,450      2,503,964
      General ....................................      1,017,319        969,733
      Construction work in progress ..............        333,180        242,661
      Nuclear fuel ...............................        212,795        211,785
      Plant held for future use ..................        201,741        196,330
   Electric plant acquisition adjustments ........          3,166          3,166
   Other property ................................         85,529         47,494
                                                      -----------    -----------
         Total ...................................     12,579,481     12,181,680

   Less accumulated depreciation and
     amortization ................................      3,527,598      3,203,945
                                                      -----------    -----------
         Property, plant and equipment - net .....      9,051,883      8,977,735
                                                      -----------    -----------
CURRENT ASSETS:
   Cash and cash equivalents .....................         10,443         14,884
   Special deposits ..............................             10         11,834
   Accounts receivable - net .....................         22,149          3,736
   Accrued unbilled revenues .....................         38,372         29,322
   Fuel stock, at lifo cost ......................         56,711         58,585
   Materials and supplies, at average cost .......        148,007        160,406
   Prepayments ...................................         14,398         17,284
                                                      -----------    -----------
         Total current assets ....................        290,090        296,051
                                                      -----------    -----------
OTHER ASSETS:
   Net assets of discontinued cable
     television operations .......................        669,132        541,223
   Deferred plant costs - net ....................        638,917        664,699
   Deferred debits ...............................        271,454        357,868
   Unamortized debt expense and premium
     on reacquired debt ..........................        161,885        169,465
   Equity investment in foreign electric
     utility .....................................         35,449         36,984
   Regulatory asset - net ........................        235,463        246,763
   Recoverable project costs - net ...............         98,954        118,016
                                                      -----------    -----------
           Total other assets ....................      2,111,254      2,135,018
                                                      -----------    -----------
           Total .................................    $11,453,227    $11,408,804
                                                      ===========    ===========

                 See Notes to Consolidated Financial Statements.

                HOUSTON INDUSTRIES INCORPORATED AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                             (THOUSANDS OF DOLLARS)

                         CAPITALIZATION AND LIABILITIES

                                                              December 31,
                                                       -------------------------
                                                          1994           1993
                                                       -----------   -----------
                                                       (Restated)     (Restated)
CAPITALIZATION (STATEMENTS ON FOLLOWING PAGES):
   Common stock equity .............................   $ 3,369,248   $ 3,273,997
                                                       -----------   -----------
   Preference stock, no par; authorized,
      10,000,000 shares; none outstanding

   Cumulative preferred stock of subsidiary:
      Not subject to mandatory redemption ..........       351,345       351,354
      Subject to mandatory redemption ..............       121,910       167,236
                                                       -----------   -----------
         Total cumulative preferred stock ..........       473,255       518,590
                                                       -----------   -----------
   Long-term debt ..................................     3,734,133     3,738,615
                                                       -----------   -----------
           Total capitalization ....................     7,576,636     7,531,202
                                                       -----------   -----------
CURRENT LIABILITIES:
   Notes payable ...................................       423,291       591,385
   Accounts payable ................................       280,057       204,306
   Taxes accrued ...................................        91,394       234,086
   Interest accrued ................................        73,527        73,693
   Dividends declared ..............................        98,469        97,994
   Accrued liabilities to municipalities ...........        21,307        22,589
   Customer deposits ...............................        64,905        65,604
   Current portion of long-term debt and
      preferred stock ..............................        49,475        44,725
   Other ...........................................        64,026        67,142
                                                       -----------   -----------
           Total current liabilities ...............     1,166,451     1,401,524
                                                       -----------   -----------
DEFERRED CREDITS:
   Accumulated deferred income taxes ...............     1,770,844     1,689,712
   Unamortized investment tax credit ...............       411,580       430,996
   Fuel-related credits ............................       242,912        77,533
   Other ...........................................       284,804       277,837
                                                       -----------   -----------
           Total deferred credits ..................     2,710,140     2,476,078
                                                       -----------   -----------
COMMITMENTS AND CONTINGENCIES

              Total ................................   $11,453,227   $11,408,804
                                                       ===========   ===========

                 See Notes to Consolidated Financial Statements.

                HOUSTON INDUSTRIES INCORPORATED AND SUBSIDIARIES

                    CONSOLIDATED STATEMENTS OF CAPITALIZATION
                             (THOUSANDS OF DOLLARS)
                                                             December 31,
                                                      -------------------------
                                                         1994          1993
                                                      -----------   -----------
                                                       (Restated)    (Restated)
COMMON STOCK EQUITY:
   Common stock, no par; authorized,
    400,000,000 shares; issued, 131,296,663
    and 130,658,755 shares at December 31,
    1994 and 1993, respectively......................  $2,437,638   $ 2,415,256
   Unearned ESOP shares, 7,770,313 shares............    (289,611)
   Note receivable from ESOP.........................                  (332,489)
   Retained earnings.................................   1,221,221     1,191,230
                                                      -----------   -----------
              Total common stock equity..............   3,369,248     3,273,997
                                                      -----------   -----------
CUMULATIVE PREFERRED STOCK, no par;
   authorized, 10,000,000 shares; outstanding,
   5,232,397 and 5,432,397 shares at
   December 31, 1994 and 1993, respectively
   (entitled upon involuntary liquidation
   to $100 per share):

   Houston Lighting & Power Company:
      Not subject to mandatory redemption:
         $4.00 series,      97,397 shares............       9,740         9,740
         $6.72 series,     250,000 shares............      25,115        25,115
         $7.52 series,     500,000 shares............      50,226        50,226
         $8.12 series,     500,000 shares............      50,098        50,098
         Series A - 1992,  500,000 shares............      49,094        49,098
         Series B - 1992,  500,000 shares............      49,104        49,109
         Series C - 1992,  600,000 shares............      58,984        58,984
         Series D - 1992,  600,000 shares............      58,984        58,984
                                                      -----------   -----------
              Total..................................     351,345       351,354
                                                      -----------   -----------
      Subject to mandatory redemption:
         $8.50  series,  400,000 and 600,000 shares
           at December 31, 1994 and 1993,
           respectively..........................          39,799        59,597
         $9.375 series, 1,285,000 shares.............     127,811       127,639
         Current redemptions.........................     (45,700)      (20,000)
                                                      -----------   -----------
              Total..................................     121,910       167,236
                                                      -----------   -----------
                 Total cumulative preferred stock....     473,255       518,590
                                                      -----------   -----------
LONG-TERM DEBT:
   Debentures:
         7 1/4% series, due 1996.....................     200,000       200,000
         9 3/8% series, due 2001.....................     250,000       250,000
         7 7/8% series, due 2002.....................     100,000       100,000
         Unamortized discount........................      (1,271)       (1,456)
                                                      -----------   -----------
           Total debentures..........................     548,729       548,544
                                                      -----------   -----------
   Houston Lighting & Power Company:
      First mortgage bonds:
         5 1/4% series, due 1996.....................      40,000        40,000
         5 1/4% series, due 1997.....................      40,000        40,000
         6 3/4% series, due 1997.....................      35,000        35,000
         7 5/8% series, due 1997.....................     150,000       150,000
         6 3/4% series, due 1998.....................      35,000        35,000
         7 1/4% series, due 2001.....................      50,000        50,000
         9.15 % series, due 2021.....................     160,000       160,000
         8 3/4% series, due 2022.....................     100,000       100,000
         7 3/4% series, due 2023.....................     250,000       250,000
         7 1/2% series, due 2023.....................     200,000       200,000

         4.90 % pollution control series, due 2003... $    16,600   $    16,600
         7    % pollution control series, due 2008...      19,200        19,200
         6 3/8% pollution control series, due 2012...      33,470        33,470
         6 3/8% pollution control series, due 2012...      12,100        12,100
         7 3/4% pollution control series, due 2015...      68,700        68,700
         8 1/4% pollution control series, due 2015...      90,000        90,000
         7 7/8% pollution control series, due 2016...      68,000        68,000
         6.70 % pollution control series, due 2017...      43,820        43,820
         5.60 % pollution control series, due 2017...      83,565        83,565
         7 7/8% pollution control series, due 2018...      50,000        50,000
         7.20 % pollution control series, due 2018...     175,000       175,000
         8 1/4% pollution control series, due 2019...     100,000       100,000
         8.10 % pollution control series, due 2019...     100,000       100,000
         7 7/8% pollution control series, due 2019...      29,685        29,685
         7.60 % pollution control series, due 2019...      70,315        70,315
         7.70 % pollution control series, due 2019...      75,000        75,000
         7 1/8% pollution control series, due 2019...     100,000       100,000
         7 5/8% pollution control series, due 2019...     100,000       100,000
         6.70 % pollution control series, due 2027...      56,095        56,095
      Medium-term notes series A, 9.80%-9.85%,
        due 1996-1999................................     180,500       200,000
      Medium-term notes series B, 8 5/8%, due 1996...     100,000       100,000
      Medium-term notes series C, 6.10%, due 2000....     150,000       150,000
      Medium-term notes series B, 8.15%, due 2002....     100,000       100,000
      Medium-term notes series C, 6.50%, due 2003....     150,000       150,000
                                                      -----------   -----------
           Total first mortgage bonds................   3,032,050     3,051,550
                                                      -----------   -----------

   Pollution control revenue bonds:
      Gulf Coast 1980-T series, floating rate,
        due 1998.....................................       5,000         5,000
      Brazos River 1985 A2 series, 9 3/4%, due 2005..       4,265         4,265
      Brazos River 1985 A1 series, 9 7/8%, due 2015..      87,680        87,680
      Matagorda County 1985 series, 10%, due 2015....      58,905        58,905
                                                      -----------   -----------
           Total pollution control revenue bonds.....     155,850       155,850
                                                      -----------   -----------
   Unamortized premium (discount) - net..............     (12,253)      (12,839)
   Capitalized lease obligations, discount rates of
     5.2%-11.7%, due 1995-2018.......................      12,403        17,825
   Notes payable.....................................       1,129         2,410
                                                      -----------   -----------
           Subtotal..................................       1,279         7,396
                                                      -----------   -----------
              Total..................................   3,189,179     3,214,796
                                                      -----------   -----------
                 Total...............................   3,737,908     3,763,340
                 Current maturities..................      (3,775)      (24,725)
                                                      -----------   -----------
                 Total long-term debt................   3,734,133     3,738,615
                                                      -----------   -----------
                   Total capitalization.............. $ 7,576,636   $ 7,531,202
                                                      ===========   ===========

                 See Notes to Consolidated Financial Statements.

                HOUSTON INDUSTRIES INCORPORATED AND SUBSIDIARIES

                      STATEMENTS OF CONSOLIDATED CASH FLOWS

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
                             (THOUSANDS OF DOLLARS)

                                                                            Year Ended December 31,
                                                                   ------------------------------------------
                                                                       1994           1993            1992
                                                                   -----------    -----------     -----------
                                                                    (Restated)    (Restated)       (Restated)
CASH FLOWS FROM OPERATING ACTIVITIES:
    Income from continuing operations...........................   $   423,985    $   440,531     $   370,031

    Adjustments to reconcile income from
           continuing operations to net cash
           provided by operating activities:
        Depreciation and amortization...........................       399,199        386,893         372,972
        Amortization of nuclear fuel............................        21,561          2,101          29,237
        Deferred income taxes...................................        85,547        199,326          64,474
        Investment tax credit...................................       (19,416)       (19,797)        (19,926)
        Allowance for other funds used during
           construction.........................................        (4,115)        (3,512)         (6,169)
        Payment of disputed income taxes and
           related interest.....................................                                      (52,817)
        Fuel cost (refund) and over/(under)
           recovery - net.......................................       277,940        (91,863)        (84,072)
        Restructuring...........................................                                       86,431
        Regulatory asset - net..................................        11,300        (69,337)        (12,180)
        Net cash provided by (used in) discontinued
           cable television operations..........................        23,396         (9,213)         35,848
        Changes in other assets and liabilities:
           Accounts receivable - net............................       (27,463)       302,268          11,663
           Inventory............................................        14,273         13,868           9,190
           Other current assets.................................        14,710        (15,138)          2,699
           Accounts payable.....................................        75,751         (7,962)          3,400
           Interest and taxes accrued...........................      (142,858)       (13,164)        (22,487)
           Other current liabilities............................        (5,102)        41,430         (55,508)
           Other - net..........................................        48,396         52,609          60,291
                                                                   -----------    -----------     -----------
           Net cash provided by operating
              activities........................................     1,197,104      1,209,040         793,077
                                                                   -----------    -----------     -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Electric capital and nuclear fuel expenditures
        (including allowance for borrowed funds
        used during construction)...............................      (418,453)      (332,797)       (343,273)
    Non-regulated electric power project
        expenditures............................................          (454)       (35,796)         (1,625)
    Corporate headquarters expenditures (including
        capitalized interest)...................................       (46,829)       (26,034)
    Net cash used in discontinued cable television
        operations..............................................       (84,071)       (61,856)        (45,233)
    Other - net.................................................       (12,027)        (5,295)         (9,681)
                                                                   -----------    -----------     -----------
           Net cash used in investing activities................      (561,834)      (461,778)       (399,812)
                                                                   -----------    -----------     -----------
                                      -28-

CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from common stock..................................                  $    52,638
    Proceeds from preferred stock...............................                                  $   216,700
    Proceeds from first mortgage bonds..........................                      840,427         488,760
    Proceeds from debentures....................................                                       99,216
    Payment of matured first mortgage bonds.....................   $   (19,500)      (136,000)       (157,000)
    Payment of common stock dividends...........................      (368,790)      (389,933)       (385,952)
    Redemption of preferred stock...............................       (20,000)       (40,000)       (103,000)
    Increase (decrease) in notes payable........................      (168,094)        27,136         233,955
    Extinguishment of long-term debt............................                     (995,751)       (717,912)
    Net cash used in discontinued cable television
        operations..............................................       (68,184)      (225,489)        (79,255)
    Other - net.................................................         4,857         65,277          52,871
                                                                   -----------    -----------     -----------
        Net cash used in financing activities...................      (639,711)      (801,695)       (351,617)
                                                                   -----------    -----------     -----------
NET INCREASE (DECREASE) IN CASH AND CASH
    EQUIVALENTS.................................................        (4,441)       (54,433)         41,648

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR..................        14,884         69,317          27,669
                                                                   -----------    -----------     -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR........................   $    10,443    $    14,884     $    69,317
                                                                   ===========    ===========     ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash Payments:
    Interest (net of amounts capitalized).......................   $   366,548    $   397,911     $   474,655
    Income taxes................................................       174,657        123,975         172,053

                 See Notes to Consolidated Financial Statements.

                        HOUSTON LIGHTING & POWER COMPANY

                              STATEMENTS OF INCOME
                             (THOUSANDS OF DOLLARS)

                                                                       Year Ended December 31,
                                                              -------------------------------------------
                                                                 1994            1993            1992
                                                              -----------     -----------     -----------
OPERATING REVENUES..........................................  $ 3,746,085     $ 4,079,863     $ 3,826,841
                                                              -----------     -----------     -----------
OPERATING EXPENSES:
    Fuel....................................................      860,936       1,063,050         914,732
    Purchased power.........................................      408,963         515,502         486,414
    Operation...............................................      580,892         608,912         553,847
    Maintenance.............................................      247,856         289,623         256,532
    Depreciation and amortization...........................      398,142         385,731         371,645
    Income taxes............................................      254,993         239,464         174,731
    Other taxes.............................................      251,421         211,295         233,439
    Restructuring...........................................                                       86,431
                                                              -----------     -----------     -----------
           Total............................................    3,003,203       3,313,577       3,077,771
                                                              -----------     -----------     -----------
OPERATING INCOME............................................      742,882         766,286         749,070
                                                              -----------     -----------     -----------
OTHER INCOME (EXPENSE):
    Allowance for other funds used during
        construction........................................        4,115           3,512           6,169
    Interest income.........................................       10,000           3,296           2,447
    Other - net.............................................      (12,561)         (4,286)        (17,839)
                                                              -----------     -----------     -----------
           Total............................................        1,554           2,522          (9,223)
                                                              -----------     -----------     -----------
INCOME BEFORE INTEREST CHARGES..............................      744,436         768,808         739,847
                                                              -----------     -----------     -----------
INTEREST CHARGES:
    Interest on long-term debt..............................      246,533         276,049         311,208
    Other interest..........................................        8,493          12,317          19,548
    Allowance for borrowed funds used during
        construction........................................       (5,554)         (3,781)         (6,191)
                                                              -----------     -----------     -----------
           Total............................................      249,472         284,585         324,565
                                                              -----------     -----------     -----------
INCOME BEFORE CUMULATIVE EFFECT OF CHANGE
    IN ACCOUNTING...........................................      494,964         484,223         415,282

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING FOR
    REVENUES (NET OF INCOME TAXES OF $48,517)...............                                       94,180

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING FOR
    POSTEMPLOYMENT BENEFITS (NET OF INCOME
    TAXES OF $4,415)........................................       (8,200)
                                                              -----------     -----------     -----------
NET INCOME     .............................................      486,764         484,223         509,462

DIVIDENDS ON PREFERRED STOCK................................       33,583          34,473          39,327
                                                              -----------     -----------     -----------
INCOME AFTER PREFERRED DIVIDENDS............................  $   453,181     $   449,750     $   470,135
                                                              ===========     ===========     ===========

                       See Notes to Financial Statements.

                        HOUSTON LIGHTING & POWER COMPANY

                         STATEMENTS OF RETAINED EARNINGS
                             (THOUSANDS OF DOLLARS)
                                                 Year Ended December 31,
                                        ---------------------------------------
                                           1994         1993            1992
                                        ----------   -----------    -----------
Balance at Beginning of Year ........   $2,028,924   $ 1,922,558    $ 1,803,371

Add - Net Income ....................      486,764       484,223        509,462

Redemption of Preferred Stock .......                       (402)        (5,200)
                                        ----------   -----------    -----------
        Total .......................    2,515,688     2,406,379      2,307,633
                                        ----------   -----------    -----------
Deduct - Cash Dividends:
    Preferred:
        $4.00 Series ................          390           390            390
        $6.72 Series ................        1,680         1,680          1,680
        $7.52 Series ................        3,760         3,760          3,760
        $8.12 Series ................        4,060         4,060          4,060
        Series A - 1984 .............                                     2,720
        Series B - 1985 .............                                     2,625
        Series A - 1992 .............        1,740         1,366          1,425
        Series B - 1992 .............        1,683         1,366          1,405
        Series C - 1992 .............        2,040         1,672            356
        Series D - 1992 .............        2,075         1,615            359
        $8.50 Series ................        4,108         6,517          8,500
        $9.375 Series ...............       12,047        12,047         12,047

    Common ..........................      328,996       342,982        345,748
                                        ----------   -----------    -----------
        Total .......................      362,579       377,455        385,075
                                        ----------   -----------    -----------
Balance at End of Year ..............   $2,153,109   $ 2,028,924    $ 1,922,558
                                        ==========   ===========    ===========

                       See Notes to Financial Statements.

                        HOUSTON LIGHTING & POWER COMPANY

                                 BALANCE SHEETS
                             (THOUSANDS OF DOLLARS)

                                     ASSETS


                                                               December 31,
                                                        ------------------------
                                                           1994         1993
                                                        -----------  -----------
PROPERTY, PLANT AND EQUIPMENT - AT COST:
   Electric plant:
      Production .....................................  $ 7,221,142  $ 7,165,811
      Transmission ...................................      876,159      840,736
      Distribution ...................................    2,628,450    2,503,964
      General ........................................    1,017,319      969,733
      Construction work in progress ..................      333,180      242,661
      Nuclear fuel ...................................      212,795      211,785
      Plant held for future use ......................      201,741      196,330
   Electric plant acquisition adjustments ............        3,166        3,166
                                                        -----------  -----------
         Total .......................................   12,493,952   12,134,186

   Less accumulated depreciation and amortization ....    3,517,923    3,194,127
                                                        -----------  -----------
         Property, plant and equipment - net .........    8,976,029    8,940,059
                                                        -----------  -----------
CURRENT ASSETS:
   Cash and cash equivalents .........................      235,867       12,413
   Special deposits ..................................           10       11,834
   Accounts receivable:
      Affiliated companies ...........................        4,213        1,792
      Others .........................................        8,896        2,540
   Accrued unbilled revenues .........................       38,372       29,322
   Fuel stock, at lifo cost ..........................       56,711       58,585
   Materials and supplies, at average cost ...........      147,922      160,371
   Prepayments .......................................        9,665        9,234
                                                        -----------  -----------
         Total current assets ........................      501,656      286,091
                                                        -----------  -----------
OTHER ASSETS:
   Deferred plant costs - net ........................      638,917      664,699
   Deferred debits ...................................      241,611      333,620
   Unamortized debt expense and premium on
     reacquired debt .................................      158,351      164,368
   Regulatory asset - net ............................      235,463      246,763
   Recoverable project costs - net ...................       98,954      118,016
                                                        -----------  -----------
         Total other assets ..........................    1,373,296    1,527,466
                                                        -----------  -----------
           Total .....................................  $10,850,981  $10,753,616
                                                        ===========  ===========

                       See Notes to Financial Statements.

                        HOUSTON LIGHTING & POWER COMPANY

                                 BALANCE SHEETS
                             (THOUSANDS OF DOLLARS)

                         CAPITALIZATION AND LIABILITIES

                                                              December 31,
                                                       -------------------------
                                                          1994          1993
                                                       -----------   -----------
CAPITALIZATION (STATEMENTS ON FOLLOWING PAGES):
   Common stock equity .............................   $ 3,829,036   $ 3,704,851
   Cumulative preferred stock:
      Not subject to mandatory redemption ..........       351,345       351,354
      Subject to mandatory redemption ..............       121,910       167,236
   Long-term debt ..................................     3,185,404     3,190,071
                                                       -----------   -----------
         Total capitalization ......................     7,487,695     7,413,512
                                                       -----------   -----------
CURRENT LIABILITIES:
   Notes payable ...................................                     171,100
   Accounts payable ................................       268,874       190,583
   Accounts payable to affiliated companies ........        10,936         8,449
   Taxes accrued ...................................        60,211       187,517
   Interest accrued ................................        64,732        65,238
   Accrued liabilities to municipalities ...........        21,307        22,589
   Customer deposits ...............................        64,905        65,604
   Current portion of long-term debt and
     preferred stock ...............................        49,475        44,725
   Other ...........................................        59,912        63,607
                                                       -----------   -----------
         Total current liabilities .................       600,352       819,412
                                                       -----------   -----------
DEFERRED CREDITS:
   Accumulated deferred income taxes ...............     1,876,300     1,798,976
   Unamortized investment tax credit ...............       411,580       430,996
   Fuel-related credits ............................       242,912        77,533
   Other ...........................................       232,142       213,187
                                                       -----------   -----------
         Total deferred credits ....................     2,762,934     2,520,692
                                                       -----------   -----------
COMMITMENTS AND CONTINGENCIES

              Total ................................   $10,850,981   $10,753,616
                                                       ===========   ===========

                       See Notes to Financial Statements.

                        HOUSTON LIGHTING & POWER COMPANY

                          STATEMENTS OF CAPITALIZATION
                             (THOUSANDS OF DOLLARS)

                                                                                         December 31,
                                                                                 ----------------------------
                                                                                    1994             1993
                                                                                 -----------      -----------
COMMON STOCK EQUITY:
   Common stock, Class A; no par; authorized and outstanding,
      1,000 shares voting....................................................... $ 1,524,949      $ 1,524,949
   Common stock, Class B; no par; authorized and outstanding,
      100 shares, non-voting....................................................     150,978          150,978
   Retained earnings............................................................   2,153,109        2,028,924
                                                                                 -----------      -----------
              Total common stock equity.........................................   3,829,036        3,704,851
                                                                                 -----------      -----------
CUMULATIVE PREFERRED STOCK, no par; authorized, 10,000,000 shares; outstanding,
   5,232,397 and 5,432,397 shares at December 31, 1994 and 1993, respectively
   (entitled upon involuntary liquidation to $100 per share):

      Not subject to mandatory redemption:
         $4.00 series,      97,397 shares.......................................       9,740            9,740
         $6.72 series,     250,000 shares.......................................      25,115           25,115
         $7.52 series,     500,000 shares.......................................      50,226           50,226
         $8.12 series,     500,000 shares.......................................      50,098           50,098
         Series A - 1992,  500,000 shares.......................................      49,094           49,098
         Series B - 1992,  500,000 shares.......................................      49,104           49,109
         Series C - 1992,  600,000 shares.......................................      58,984           58,984
         Series D - 1992,  600,000 shares.......................................      58,984           58,984
                                                                                 -----------      -----------
              Total.............................................................     351,345          351,354
                                                                                 -----------      -----------
      Subject to mandatory redemption:
         $8.50  series,  400,000 shares and 600,000 shares
           at December 31, 1994 and 1993, respectively..........................      39,799           59,597
         $9.375 series,  1,285,000 shares.......................................     127,811          127,639
         Current redemptions....................................................     (45,700)         (20,000)
                                                                                 -----------      -----------
              Total.............................................................     121,910          167,236
                                                                                 -----------      -----------
                 Total cumulative preferred stock...............................     473,255          518,590
                                                                                 -----------      -----------
LONG-TERM DEBT:
      First mortgage bonds:
         5 1/4% series, due 1996................................................      40,000           40,000
         5 1/4% series, due 1997................................................      40,000           40,000
         6 3/4% series, due 1997................................................      35,000           35,000
         7 5/8% series, due 1997................................................     150,000          150,000
         6 3/4% series, due 1998................................................      35,000           35,000
         7 1/4% series, due 2001................................................      50,000           50,000
         9.15 % series, due 2021................................................     160,000          160,000
         8 3/4% series, due 2022................................................     100,000          100,000
         7 3/4% series, due 2023................................................     250,000          250,000
         7 1/2% series, due 2023................................................     200,000          200,000
         4.90 % pollution control series, due 2003..............................      16,600           16,600
         7    % pollution control series, due 2008..............................      19,200           19,200
         6 3/8% pollution control series, due 2012..............................      33,470           33,470
         6 3/8% pollution control series, due 2012..............................      12,100           12,100
         7 3/4% pollution control series, due 2015..............................      68,700           68,700
         8 1/4% pollution control series, due 2015..............................      90,000           90,000
         7 7/8% pollution control series, due 2016..............................      68,000           68,000
         6.70 % pollution control series, due 2017..............................      43,820           43,820
         5.60 % pollution control series, due 2017..............................      83,565           83,565
         7 7/8% pollution control series, due 2018..............................      50,000           50,000
         7.20 % pollution control series, due 2018..............................     175,000          175,000
         8 1/4% pollution control series, due 2019..............................     100,000          100,000
         8.10 % pollution control series, due 2019..............................     100,000          100,000

                                      -34-

           7 7/8% pollution control series, due 2019............................ $    29,685      $    29,685
           7.60 % pollution control series, due 2019............................      70,315           70,315
           7.70 % pollution control series, due 2019............................      75,000           75,000
           7 1/8% pollution control series, due 2019............................     100,000          100,000
           7 5/8% pollution control series, due 2019............................     100,000          100,000
           6.70 % pollution control series, due 2027............................      56,095           56,095
         Medium-term notes series A, 9.80%-9.85%, due 1996-1999.................     180,500          200,000
         Medium-term notes series B, 8 5/8%, due 1996...........................     100,000          100,000
         Medium-term notes series C, 6.10%, due 2000............................     150,000          150,000
         Medium-term notes series B, 8.15%, due 2002............................     100,000          100,000
         Medium-term notes series C, 6.50%, due 2003............................     150,000          150,000
                                                                                 -----------      -----------
              Total first mortgage bonds........................................   3,032,050        3,051,550
                                                                                 -----------      -----------
   Pollution control revenue bonds:
         Gulf Coast 1980-T series, floating rate, due 1998......................       5,000            5,000
         Brazos River 1985 A2 series, 9 3/4%, due 2005..........................       4,265            4,265
         Brazos River 1985 A1 series, 9 7/8%, due 2015..........................      87,680           87,680
         Matagorda County 1985 series, 10%, due 2015............................      58,905           58,905
                                                                                 -----------      -----------
              Total pollution control revenue bonds.............................     155,850          155,850
                                                                                 -----------      -----------
   Unamortized premium (discount) - net.........................................     (12,253)         (12,839)
   Capitalized lease obligations, discount rates of
     5.2%-11.7%, due 1995-2018..................................................      12,403           17,825
   Notes payable   .............................................................      1,129             2,410
                                                                                 -----------      -----------
              Subtotal..........................................................       1,279            7,396
                                                                                 -----------      -----------
                 Total..........................................................   3,189,179        3,214,796
                 Current maturities.............................................      (3,775)         (24,725)
                                                                                 -----------      -----------
                 Total long-term debt...........................................   3,185,404        3,190,071
                                                                                 -----------      -----------
                   Total capitalization......................................... $ 7,487,695      $ 7,413,512
                                                                                 ===========      ===========

                       See Notes to Financial Statements.

                        HOUSTON LIGHTING & POWER COMPANY

                            STATEMENTS OF CASH FLOWS

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
                             (THOUSANDS OF DOLLARS)

                                                                             Year Ended December 31,
                                                                   ------------------------------------------
                                                                       1994           1993            1992
                                                                   -----------    -----------     -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income..................................................   $   486,764    $   484,223     $   509,462

    Adjustments to reconcile net income to net cash
           provided by operating activities:
        Depreciation and amortization...........................       398,142        385,731         371,645
        Amortization of nuclear fuel............................        21,561          2,101          29,237
        Deferred income taxes...................................        81,739        214,369          73,943
        Investment tax credit...................................       (19,416)       (19,797)        (19,926)
        Allowance for other funds used during
           construction.........................................        (4,115)        (3,512)         (6,169)
        Fuel cost (refund) and over/(under)
            recovery - net......................................       277,940        (91,863)        (84,072)
        Cumulative effect of change in accounting
           for revenues.........................................                                      (94,180)
        Cumulative effect of change in accounting
           for postemployment benefits..........................         8,200
        Restructuring...........................................                                       86,431
        Regulatory asset - net..................................        11,300        (69,337)        (12,180)
        Changes in other assets and liabilities:
           Accounts receivable - net............................      (17,827)        170,784          14,633
           Materials and supplies...............................        12,449          3,850          10,791
           Fuel stock...........................................         1,874          9,979          (1,542)
           Accounts payable.....................................        80,778        (11,854)         13,235
           Interest and taxes accrued...........................      (127,812)       (20,035)        (24,610)
           Other current liabilities............................        (4,936)        18,040         (54,694)
           Other - net..........................................        20,270         63,721          41,382
                                                                   -----------    -----------     -----------
           Net cash provided by operating activities............     1,226,911      1,136,400         853,386
                                                                   -----------    -----------     -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Capital and nuclear fuel expenditures
        (including allowance for borrowed funds
        used during construction)...............................      (418,453)      (332,797)       (343,273)
    Other - net.................................................       (15,822)       (13,067)        (10,668)
                                                                   -----------    -----------     -----------
        Net cash used in investing activities...................      (434,275)      (345,864)       (353,941)
                                                                   -----------    -----------     -----------
                                      -36-

CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from preferred stock.............................                                  $   216,700
    Proceeds from first mortgage bonds........................                  $   840,427         488,760
    Payment of matured bonds.................................. $   (19,500)        (136,000)       (157,000)
    Payment of dividends......................................    (363,083)        (378,528)       (386,049)
    Increase (decrease) in notes payable......................    (171,100)          31,660         139,440
    Increase (decrease) in notes payable to
        affiliated company....................................                     (120,001)         19,000
    Redemption of preferred stock.............................     (20,000)         (40,000)       (103,000)
    Extinguishment of long-term debt..........................                     (995,751)       (717,912)
    Other - net...............................................       4,501           15,817          (5,997)
                                                               -----------      -----------     -----------
        Net cash used in financing activities.................    (569,182)        (782,376)       (506,058)
                                                               -----------      -----------     -----------
NET INCREASE (DECREASE) IN CASH AND
    CASH EQUIVALENTS..........................................     223,454            8,160          (6,613)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR................      12,413            4,253          10,866
                                                               -----------      -----------     -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR...................... $   235,867      $    12,413     $     4,253
                                                               ===========      ===========     ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash Payments:
    Interest (net of amounts capitalized)..................... $   251,245      $   296,201     $   341,921
    Income taxes..............................................     196,655          127,713         153,010

                       See Notes to Financial Statements.

                HOUSTON INDUSTRIES INCORPORATED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   FOR THE THREE YEARS ENDED DECEMBER 31, 1994


 (1)SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (a) SYSTEM OF ACCOUNTS AND EFFECTS OF REGULATION. The accounting records of Houston Lighting & Power Company (HL&P), the principal subsidiary of Houston Industries Incorporated (Company), are maintained in accordance with the Federal Energy Regulatory Commission's (FERC) Uniform System of Accounts. HL&P's accounting practices are subject to regulation by the Public Utility Commission of Texas (Utility Commission), which has adopted the FERC system of accounts.

          As a result of Utility Commission regulation, HL&P follows the accounting set forth in Statement of Financial Accounting Standards
          (SFAS) No. 71 "Accounting for the Effects of Certain Types of Regulation". This statement requires a rate-regulated entity to reflect the effects of regulatory decisions in its financial statements. In accordance with the statement, the Company has deferred certain costs pursuant to rate actions of the Utility Commission and is recovering or expects to recover such costs in electric rates charged to customers. The regulatory assets are included in plant held for future use and other assets on the Company's Consolidated and HL&P's Balance Sheets. The regulatory liabilities are included in deferred credits on the Company's Consolidated and HL&P's Balance Sheets. In the event the Company is no longer able to apply SFAS No. 71 due to future changes in regulation or competition, the Company's ability to recover these assets and/or liabilities may not be assured. Following are significant regulatory assets and liabilities:

                                                              December 31, 1994
                                                           ---------------------
                                                           (Millions of Dollars)

          Deferred plant costs - net......................          $ 639
          Malakoff Electric Generating Station (Malakoff)
           investment.....................................            252
          Regulatory tax asset - net......................            235
          Unamortized loss on reacquired debt.............            117
          Deferred debits.................................            105
          Unamortized investment tax credit...............           (412)
          Accumulated deferred income taxes -
            regulatory tax asset..........................            (82)

    (b) PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries.

          All significant intercompany transactions and balances are eliminated in consolidation except for, prior to 1993, sales of accounts receivable to Houston Industries Finance, Inc. (Houston

          Industries Finance), a former subsidiary of the Company, which were not eliminated because of the distinction for regulatory purposes between utility and non-utility operations. In January 1993, Houston Industries Finance sold the receivables back to the respective subsidiaries and ceased operations. HL&P is now selling its accounts receivable and most of its accrued unbilled revenues to a third party.

          Investments in affiliates in which the Company has a 20 percent to 50 percent interest, or a lesser percent in which the Company has management influence, which include the investment in Empresa Distribuidora La Plata S.A. (EDELAP), are recorded using the equity method of accounting. See Note 7.

    (c) ELECTRIC PLANT. Additions to electric plant, betterments to existing property and replacements of units of property are capitalized at cost. Cost includes the original cost of contracted services, direct labor and material, indirect charges for engineering supervision and similar overhead items and an Allowance for Funds Used During Construction (AFUDC). Customer payments for construction reduce additions to electric plant.

          HL&P computes depreciation using the straight-line method. The depreciation provision as a percentage of the depreciable cost of plant was 3.2 percent for 1994, 3.1 percent for 1993 and 3.2 percent for 1992.

    (d) CABLE TELEVISION PROPERTY. KBLCOM Incorporated (KBLCOM), the Company's cable television subsidiary, records additions to property at cost, which include amounts for material, labor, overhead and interest. Depreciation is computed using the straight-line method. Depreciation as a percentage of the depreciable cost of property was 11.3 percent for 1994 and 1993, and 12.1 percent for 1992. Expenditures for maintenance and repairs are expensed as incurred. In January 1995, Time Warner Inc. (Time Warner) and the Company reached an agreement under which Time Warner will acquire KBLCOM. Cable television property is reflected on the Company's Consolidated Balance Sheets as part of net assets of discontinued cable television operations. For a discussion of the agreement, see Note 20(a).

    (e) CABLE TELEVISION FRANCHISES AND INTANGIBLE ASSETS. The acquisition cost in excess of the fair market value of the tangible assets and liabilities is recorded on the Company's Consolidated Balance Sheets as part of net assets of discontinued cable television operations. Such amounts are amortized over periods ranging from 8 to 40 years on a straight-line basis. KBLCOM periodically reviews the carrying value of cable television franchises and intangible assets in relation to current and expected operating results of the business in order to assess whether there has been a permanent impairment of such amounts.

    (f) DEFERRED PLANT COSTS. The Utility Commission authorized deferred accounting treatment for certain costs related to the South Texas Project Electric Generating Station (South Texas Project) in two contexts. The first was "deferred accounting" where HL&P was permitted to continue to accrue carrying costs in the form of AFUDC and defer and capitalize depreciation and other operating costs on its investment in the South Texas Project until such costs were reflected in rates. The second was the "qualified phase-in plan" where HL&P was permitted to capitalize as deferred charges allowable costs, including return, deferred for future recovery under the approved plan. The accumulated deferrals for "deferred accounting" and "qualified phase-in plan" are being recovered over the estimated depreciable life of the South Texas Project and within the ten year phase-in period, respectively. The amortization of these deferrals totaled $25.8 million for each of the years 1994, 1993, and 1992 and is included on the Company's Statements of Consolidated Income and HL&P's Statements of Income in depreciation and amortization expense. Under the terms of the settlement agreement regarding the issues raised in Docket Nos. 12065 and 13126 (Proposed Settlement), see Note 3, the South Texas Project deferrals will continue to be amortized using the schedules discussed above.

    (g) REVENUES. HL&P records electricity sales under the full accrual method, whereby unbilled electricity sales are estimated and recorded each month in order to better match revenues with expenses. Prior to January 1, 1992, electric revenues were recognized as bills were rendered (see Note 6).

          Cable television revenues are recognized as the services are provided to subscribers, and advertising revenues are recorded when earned. These revenues are reflected on the Company's Statements of Consolidated Income in the loss from discontinued cable television operations.

    (h) INCOME TAXES. The Company follows a policy of comprehensive interperiod income tax allocation. Investment tax credits are deferred and amortized over the estimated lives of the related property.

    (i) EARNINGS PER COMMON SHARE. Earnings per common share for the Company are computed by dividing net income by the weighted average number of shares outstanding during the respective period.

          In the third quarter of 1994, the Company adopted the American Institute of Certified Public Accountants Statement of Position 93-6 (SOP 93-6), "Employers' Accounting for Employee Stock Ownership Plans," effective January 1, 1994. Pursuant to the adoption of SOP 93-6, the number of weighted average common shares outstanding reflects a reduction for Employee Stock Ownership Plan (ESOP) shares not yet committed for release to savings plan participants (unallocated shares). In accordance with SOP 93-6, earnings per common share for periods prior to January 1, 1994 have not been restated. The unallocated shares as of December 31, 1994 and 1993, were 7,770,313 and 8,317,649, respectively. See also Note 12(b).

    (j) STATEMENTS OF CONSOLIDATED CASH FLOWS. For purposes of reporting cash flows, cash equivalents are considered to be short-term, highly liquid investments readily convertible to cash.

    (k) RESTATEMENT AND RECLASSIFICATION. In January 1995, the Company entered into an agreement to dispose of its cable television operations. In connection with this agreement, effective January 1, 1995, the operations of KBLCOM have been accounted for as discontinued and prior periods have been restated for consistency in reflecting KBLCOM as a discontinued operation.
                                      -40-

          Certain amounts from the previous years have been reclassified to conform to the 1994 presentation of financial statements. Such reclassifications do not affect earnings.

(2) JOINTLY-OWNED NUCLEAR PLANT

    (a) HL&P INVESTMENT. HL&P is the project manager (and one of four co-owners) of the South Texas Project, which consists of two 1,250 megawatt nuclear generating units. HL&P has a 30.8 percent interest in the project and bears a corresponding share of capital and operating costs associated with the project. As of December 31, 1994, HL&P's investments (net of accumulated depreciation and amortization) in the South Texas Project and in nuclear fuel, including AFUDC, were $2.1 billion and $99 million, respectively.

    (b) UNITED STATES NUCLEAR REGULATORY COMMISSION (NRC) INSPECTIONS AND OPERATIONS. Both generating units at the South Texas Project were out of service from February 1993 to February 1994, when Unit No. 1 was returned to service. Unit No. 2 was returned to service in May 1994. HL&P removed the units from service in February 1993 when a problem was encountered with certain of the units' auxiliary feedwater pumps.

          In February 1995, the NRC removed the South Texas Project from its "watch list" of plants with weaknesses that warranted increased NRC attention. The NRC placed the South Texas Project on the "watch list" in June 1993, following the issuance of a report by an NRC Diagnostic Evaluation Team (DET) which conducted a review of the South Texas Project operations.

          Certain current and former employees of HL&P or contractors of HL&P have asserted claims that their employment was terminated or disrupted in retaliation for their having made safetyrelated complaints to the NRC. Civil proceedings by the complaining personnel and administrative proceedings by the Department of Labor remain pending against HL&P, and the NRC has jurisdiction to take enforcement action against HL&P and/or individual employees with respect to these matters. Based on its own internal investigation, in October 1994 the NRC issued a notice of violation and proposed a $100,000 civil penalty against HL&P in one such case in which HL&P had terminated the site access of a former contractor employee. In that action, the NRC also requested information relating to possible further enforcement action in this matter against two HL&P managers involved in such termination. HL&P strongly disagrees with the NRC's conclusions, and has requested the NRC to give further consideration of its notice. In February 1995, the NRC conducted an enforcement conference with respect to that matter, but no result has been received.

          HL&P has provided documents and other assistance to a subcommittee of the U. S. House of Representatives (Subcommittee) that is conducting an inquiry related to the South Texas Project. Although the precise focus and timing of the inquiry has not been identified by the Subcommittee, it is anticipated that the Subcommittee will inquire into matters related to HL&P's handling of employee concerns and to issues related to the NRC's 1993 DET review of the South Texas Project. In connection with that inquiry, HL&P has been advised that the U. S. General Accounting Office (GAO) is conducting a review of the NRC's inspection process as it relates to the South Texas Project and other plants, and HL&P is cooperating with the GAO in its investigation and with the NRC in a similar review it has initiated. While no prediction can
                                      -41-

          be made at this time as to the ultimate outcome of these matters, the Company and HL&P do not believe that they will have a material adverse effect on the Company's or HL&P's financial condition or results of operations.

    (c) LITIGATION WITH CO-OWNERS OF THE SOUTH TEXAS PROJECT. In February 1994, the City of Austin (Austin), one of the four co-owners of the South Texas Project, filed suit (Austin II Litigation) against HL&P. That suit is pending in the 152nd District Court for Harris County, Texas, which has set a trial date for October 1995. Austin alleges that the outages at the South Texas Project from early 1993 to early 1994 were due to HL&P's failure to perform obligations it owed to Austin under the Participation Agreement among the four co-owners of the South Texas Project (Participation Agreement). Austin also asserts that HL&P breached certain undertakings voluntarily assumed by HL&P under the terms and conditions of the Operating Licenses and Technical Specifications relating to the South Texas Project. Austin claims that such failures have caused Austin damages of at least $125 million due to the incurrence of increased operating and maintenance costs, the cost of replacement power and lost profits on wholesale transactions that did not occur. In May 1994, the City of San Antonio (San Antonio), another co-owner of the South Texas Project, intervened in the litigation filed by Austin against HL&P and asserted claims similar to those asserted by Austin. San Antonio has not identified the amount of damages it intends to seek from HL&P. HL&P is contesting San Antonio's intervention and has called for arbitration of San Antonio's claim under the arbitration provisions of the Participation Agreement. The trial court has denied HL&P's requests, but review of these decisions is currently pending before the 1st Court of Appeals in Houston.

          In a previous lawsuit (Austin I Litigation) filed in 1983 against the Company and HL&P, Austin alleged that it had been fraudulently induced to participate in the South Texas Project and that HL&P had failed to perform properly its duties as project manager. In May 1993, the courts entered a judgement in favor of the Company and HL&P, concluding, among other things, that the Participation Agreement did not impose on HL&P a duty to exercise reasonable skill and care as project manager. During the course of the Austin I Litigation, San Antonio and Central Power and Light Company (CPL), a subsidiary of Central and South West Corporation, two of the co-owners in the South Texas Project, also asserted claims for unspecified damages against HL&P as project manager of the South Texas Project, alleging HL&P breached its duties and obligations. San Antonio and CPL requested arbitration of their claims under the Participation Agreement. In 1992, the Company and HL&P entered into a settlement agreement with CPL (CPL Settlement) providing for CPL's withdrawal of its demand for arbitration. San Antonio's claims for arbitration remain pending. Under the Participation Agreement, San Antonio's arbitration claims will be heard by a panel of five arbitrators consisting of four arbitrators named by each co-owner and a fifth arbitrator selected by the four appointed arbitrators.

          Although the CPL Settlement did not directly affect San Antonio's pending demand for arbitration, HL&P and CPL reached certain understandings in such agreement which contemplated that: (i) CPL's previously appointed arbitrator would be replaced by CPL; (ii) arbitrators approved by CPL or HL&P in any future arbitrations would be mutually acceptable to HL&P and CPL; and (iii) HL&P and CPL would resolve any future disputes between them concerning the South Texas Project without resorting to the arbitration provision of the

                                      -42-

          Participation Agreement. Austin and San Antonio have asserted in the pending Austin II Litigation that such understandings have rendered the arbitration provisions of the Participation Agreement void and that neither Austin nor San Antonio should be required to participate in or be bound by such proceedings.

          Although HL&P and the Company do not believe there is merit to either Austin's or San Antonio's claims and have opposed San Antonio's intervention in the Austin II Litigation, there can be no assurance as to the ultimate outcome of these matters.

    (d) NUCLEAR INSURANCE. HL&P and the other owners of the South Texas Project maintain nuclear property and nuclear liability insurance coverage as required by law and periodically review available limits and coverage for additional protection. The owners of the South Texas Project currently maintain the maximum amount of property damage insurance currently available through the insurance industry, consisting of $500 million in primary property damage insurance and excess property insurance in the amount of $2.25 billion. Under the excess property insurance which became effective on March 1, 1995 and under portions of the excess property insurance coverage in effect prior to March 1, 1995, HL&P and the other owners of the South Texas Project are subject to assessments, the maximum aggregate assessment under current policies being $26.9 million during any one policy year. The application of the proceeds of such property insurance is subject to the priorities established by the NRC regulations relating to the safety of licensed reactors and decontamination operations.

          Pursuant to the Price Anderson Act (Act), the maximum liability to the public for owners of nuclear power plants, such as the South Texas Project, was decreased from $9.0 billion to $8.92 billion effective in November 1994. Owners are required under the Act to insure their liability for nuclear incidents and protective evacuations by maintaining the maximum amount of financial protection available from private sources and by maintaining secondary financial protection through an industry retrospective rating plan. The assessment of deferred premiums provided by the plan for each nuclear incident is up to $75.5 million per reactor subject to indexing for inflation, a possible 5 percent surcharge (but no more than $10 million per reactor per incident in any one year) and a 3 percent state premium tax. HL&P and the other owners of the South Texas Project currently maintain the required nuclear liability insurance and participate in the industry retrospective rating plan.

          There can be no assurance that all potential losses or liabilities will be insurable, or that the amount of insurance will be sufficient to cover them. Any substantial losses not covered by insurance would have a material effect on HL&P's and the Company's financial condition.

    (e) NUCLEAR DECOMMISSIONING. HL&P and the other co-owners of the South Texas Project are required by the NRC to meet minimum decommissioning funding requirements to pay the costs of decommissioning the South Texas Project. Pursuant to the terms of the order of the Utility Commission in Docket No. 9850, HL&P is currently funding decommissioning costs for the South Texas Project with an independent trustee at an annual amount of $6 million, which is recorded in depreciation and amortization expense. HL&P's funding level is estimated to provide approximately $146 million, in 1989 dollars, an amount which exceeds the current NRC minimum.

                                      -43-

          The Company adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," effective January 1, 1994. At December 31, 1994, the securities held in the Company's nuclear decommissioning trust totaling $25.1 million (reflected on the Company's Consolidated and HL&P's Balance Sheets in deferred debits and deferred credits) are classified as available for sale. Such securities are reported on the balance sheets at fair value, which at December 31, 1994 approximates cost, and any unrealized gains or losses will be reported as a separate component of common stock equity. Earnings, net of taxes and administrative costs, are reinvested in the funds.

          In May 1994, an outside consultant estimated HL&P's portion of decommissioning costs to be approximately $318 million, in 1994 dollars. The consultant's calculation of decommissioning costs for financial planning purposes used the DECON methodology (prompt removal/dismantling), one of the three alternatives acceptable to the NRC, and assumed deactivation of Unit Nos. 1 and 2 upon the expiration of their 40 year operating licenses. Under the terms of the Proposed Settlement, HL&P would increase funding of decommissioning costs to an annual amount of approximately $14.8 million consistent with such study. While the current and projected funding levels presently exceed minimum NRC requirements, no assurance can be given that the amounts held in trust will be adequate to cover the actual decommissioning costs of the South Texas Project or the assumptions used in estimating decommissioning costs will ultimately prove to be correct.

(3) RATE REVIEW, FUEL RECONCILIATION AND OTHER PROCEEDINGS

          In February 1994, the Utility Commission initiated a proceeding (Docket No. 12065) to determine whether HL&P's existing rates are just and reasonable. Subsequently, the scope of the docket was expanded to include reconciliation of HL&P's fuel costs from April 1, 1990 to July 31, 1994. The Utility Commission also initiated a separate proceeding (Docket No. 13126) to review issues regarding the prudence of operation of the South Texas Project from the date of commercial operation through the present. That review would encompass the outage at the South Texas Project during 1993 through 1994.

          Hearings began in Docket No. 12065 in January 1995, and the Utility Commission has retained a consultant to review the South Texas Project for the purpose of providing testimony in Docket No. 13126 regarding the prudence of HL&P's management of operation of the South Texas Project. In February 1995, all major parties to these proceedings signed the Proposed Settlement resolving the issues with respect to HL&P, including the prudence issues related to operation of the South Texas Project. Approval of the Proposed Settlement by the Utility Commission will be required. To that end, the parties have established procedural dates for a hearing on issues raised by the parties who are opposed to the Proposed Settlement. A decision by the Utility Commission on the Proposed Settlement is not anticipated before early summer.

          Under the Proposed Settlement, HL&P's base rates would be reduced by approximately $62 million per year, effective retroactively to January 1, 1995, and rates would be frozen for three years, subject to certain conditions. Under the Proposed Settlement, HL&P would amortize its remaining investment of $218 million in the cancelled Malakoff plant over a period not to exceed
                                      -44-

          seven years. HL&P also would increase its decommissioning expense for the South Texas Project by $9 million per year.

          Under the Proposed Settlement, approximately $70 million of fuel expenditures and related interest incurred by HL&P during the fuel reconciliation period would not be recoverable from ratepayers. This $70 million was recorded as a one-time, pre-tax charge to reconcilable fuel revenues to reflect the anticipation of approval of the Proposed Settlement. HL&P also would establish a new fuel factor approximately 17 percent below that currently in effect and would refund to customers the balance in its fuel over-recovery account, estimated to be approximately $180 million after giving effect to the amounts not recoverable from ratepayers.

          HL&P recovers fuel costs incurred in electric generation through a fixed fuel factor that is set by the Utility Commission. The difference between fuel revenues billed pursuant to such factor and fuel expense incurred is recorded as an addition to or a reduction of revenue, with a corresponding entry to under- or over-recovered fuel, as appropriate. Amounts collected pursuant to the fixed fuel factor must be reconciled periodically against actual, reasonable costs as determined by the Utility Commission. Currently, HL&P has an over-recovery fuel account balance that will be refunded pursuant to the Proposed Settlement.

          In the event that the Proposed Settlement is not approved by the Utility Commission, including issues related to the South Texas Project, Docket No. 12065 will be remanded to an Administrative Law Judge (ALJ) to resume detailed hearings in this docket. Prior to reaching agreement on the terms of the Proposed Settlement, HL&P argued that its existing rates were just and reasonable and should not be reduced. Other parties argued that rate decreases in annual amounts ranging from $26 million to $173 million were required and that additional decreases might be justified following an examination of the prudence of the management of the South Texas Project and the costs incurred in connection with the outages at the South Texas Project. Testimony filed by the Utility Commission staff included a recommendation to remove from rate base $515 million of HL&P's investment in the South Texas Project to reflect the staff's view that such investment was not fully "used and useful" in providing service, a position HL&P vigorously disputes.

          In the event the Proposed Settlement is not approved by the Utility Commission, the fuel reconciliation issues in Docket Nos. 12065 and 13126 would be remanded to an ALJ for additional proceedings. A major issue in Docket No. 13126 will be whether the incremental fuel costs incurred as a result of outages at the South Texas Project represent reasonable costs. HL&P filed testimony in Docket No. 13126, which testimony concluded that the outages at the South Texas Project did not result from imprudent management. HL&P also filed testimony analyzing the extent to which regulatory issues extended the outages. In that testimony an outside consultant retained by HL&P concluded that the duration of the outages was controlled by both the resolution of NRC regulatory issues as well as necessary equipment repairs unrelated to NRC regulatory issues and that the incremental effect of NRC regulatory issues on the duration of the outages was only 39 days per unit. Estimates as to the cost of replacement power may vary significantly based on a number of factors, including the capacity factor at which the South Texas Project might be assumed to have operated had it not been out of service due to the outages. However, HL&P believes that applying a reasonable range

                                      -45-

          of assumptions would result in replacement fuel costs of less than $10 million for the 39 day periods identified by HL&P's consultant and less than $100 million for the entire length of the outages. Any fuel costs determined to have been unreasonably incurred would not be recoverable from customers and would be charged against the Company's earnings.

          Although the Company and HL&P believe that the Proposed Settlement is in the best interest of HL&P, its ratepayers, and the Company and its shareholders, no assurance can be given that (i) the Utility Commission ultimately will approve the terms of the Proposed Settlement or (ii) in the event the Proposed Settlement is not approved and proceedings against HL&P resumed, that the outcome of such proceedings would be favorable to HL&P.

(4) APPEALS OF PRIOR UTILITY COMMISSION RATE ORDERS

          Pursuant to a series of applications filed by HL&P in recent years, the Utility Commission has granted HL&P rate increases to reflect in electric rates HL&P's substantial investment in new plant construction, including the South Texas Project. Although Utility Commission action on those applications has been completed, judicial review of a number of the Utility Commission orders is pending. In Texas, Utility Commission orders may be appealed to a District Court in Travis County, and from that Court's decision an appeal may be taken to the Court of Appeals for the 3rd District at Austin (Austin Court of Appeals). Discretionary review by the Supreme Court of Texas may be sought from decisions of the Austin Court of Appeals. The pending appeals from the Utility Commission orders are in various stages. In the event the courts ultimately reverse actions of the Utility Commission in any of these proceedings, such matters would be remanded to the Utility Commission for action in light of the courts' orders. Because of the number of variables which can affect the ultimate resolution of such matters on remand, the Company and HL&P generally are not in a position at this time to predict the outcome of the matters on appeal or the ultimate effect that adverse action by the courts could have on the Company and HL&P. On remand, the Utility Commission's action could range from granting rate relief substantially equal to the rates previously approved to a reduction in the revenues to which HL&P was entitled during the time the applicable rates were in effect, which could require a refund to customers of amounts collected pursuant to such rates. Judicial review has been concluded or currently is pending on the final orders of the Utility Commission described below.

    (a) 1991 RATE CASE. In HL&P's 1991 rate case (Docket No. 9850), the Utility Commission approved a non-unanimous settlement agreement providing for a $313 million increase in HL&P's base rates, termination of deferrals granted with respect to Unit No. 2 of the South Texas Project and of the qualified phase-in plan deferrals granted with respect to Unit No. 1 of the South Texas Project, and recovery of deferred plant costs. The settlement authorized a 12.55 percent return on common equity for HL&P. Rates contemplated by the settlement agreement were implemented in May 1991 and remain in effect (subject to the outcome of the current rate proceeding described in Note 3).

          The Utility Commission's order in Docket No. 9850 was affirmed on review by a District Court, and the Austin Court of Appeals affirmed that decision on procedural grounds due to the failure of the appellant to file the record with the court in a timely manner. On review, the Texas
                                      -46-

          Supreme Court has remanded the case to the Austin Court of Appeals for consideration of the appellant's challenges to the Utility Commission's order, which include issues regarding deferred accounting, the treatment of federal income tax expense and certain other matters. As to federal tax issues, a recent decision of the Austin Court of Appeals, in an appeal involving GTE-SW (and to which HL&P was not a party), held that when a utility pays federal income taxes as part of a consolidated group, the utility's ratepayers are entitled to a fair share of the tax savings actually realized, which can include savings resulting from unregulated activities. The Texas Supreme Court has agreed to hear an appeal of that decision, but on points not involving the federal income tax issues, though tax issues could be decided in such opinion.

          Because the Utility Commission's order in Docket No. 9850 found that HL&P would have been entitled to rate relief greater than the $313 million agreed to in the settlement, HL&P believes that any disallowance that might be required if the court's ruling in the GTE decision were applied in Docket No. 9850 would be offset by that greater amount. However, that amount may not be sufficient if the Austin Court of Appeals also concludes that the Utility Commission's inclusion of deferred accounting costs in the settlement was improper. For a discussion of the Texas Supreme Court's decision on deferred accounting treatment, see Note 4(c). Although HL&P believes that it could demonstrate entitlement to rate relief equal to that agreed to in the stipulation in Docket No. 9850, HL&P cannot rule out the possibility that a remand and reopening of that settlement would be required if decisions unfavorable to HL&P are rendered on both the deferred accounting treatment and the calculation of tax expense for rate making purposes.

          The parties to the Proposed Settlement have agreed to withdraw their appeals of the Utility Commission's orders in such docket, subject to HL&P's dismissing its appeal in Docket No. 6668.

    (b) 1988 RATE CASE. In HL&P's 1988 rate case (Docket No. 8425), the Utility Commission granted HL&P a $227 million increase in base revenues, allowed a 12.92 percent return on common equity, authorized a qualified phase-in plan for Unit No. 1 of the South Texas Project (including approximately 72 percent of HL&P's investment in Unit No. 1 of the South Texas Project in rate base) and authorized HL&P to use deferred accounting for Unit No. 2 of the South Texas Project. Rates substantially corresponding to the increase granted were implemented by HL&P in June 1989 and remained in effect until May 1991.

          In August 1994, the Austin Court of Appeals affirmed the Utility Commission's order in Docket No. 8425 on all matters other than the Utility Commission's treatment of tax savings associated with deductions taken for expenses disallowed in cost of service. The court held that the Utility Commission had failed to require that such tax savings be passed on to ratepayers, and ordered that the case be remanded to the Utility Commission with instructions to adjust HL&P's cost of service accordingly. Discretionary review is being sought from the Texas Supreme Court by all parties to the proceeding.

          The parties to the Proposed Settlement have agreed to dismiss their respective appeals of Docket No. 8425, subject to HL&P's dismissing its appeal in Docket No. 6668. A separate party to this appeal, however, has not agreed to dismiss its appeal.

                                      -47-

    (c) DEFERRED ACCOUNTING. Deferred accounting treatment for certain costs associated with Unit No. 1 of the South Texas Project was authorized by the Utility Commission in Docket No. 8230 and was extended in Docket No. 9010. Similar deferred accounting treatment with respect to Unit No. 2 of the South Texas Project was authorized in Docket No. 8425. For a discussion of the deferred accounting treatment granted, see Note 1(f).

          In June 1994, the Texas Supreme Court decided the appeal of Docket Nos. 8230 and 9010, as well as all other pending deferred accounting cases involving other utilities, upholding deferred accounting treatment for both carrying costs and operation and maintenance expenses as within the Utility Commission's statutory authority and reversed the Austin Court of Appeals decision to the extent that the Austin Court of Appeals had rejected deferred accounting treatment for carrying charges. Because the lower appellate court had upheld deferred accounting only as to operation and maintenance expenses, the Texas Supreme Court remanded Docket Nos. 8230 and 9010 to the Austin Court of Appeals to consider the points of error challenging the granting of deferred accounting for carrying costs which it had not reached in its earlier consideration of the case. The Texas Supreme Court opinion did state, however, that when deferred costs are considered for addition to the utility's rate base in an ensuing rate case, the Utility Commission must then determine to what extent inclusion of the deferred costs is necessary to preserve the utility's financial integrity. Under the terms of the Proposed Settlement, South Texas Project deferrals will continue to be amortized under the schedule previously established.

          The Office of the Public Utility Counsel (OPUC) has agreed, pursuant to the Proposed Settlement, to withdraw and dismiss its appeal if the Proposed Settlement becomes effective and on the condition that HL&P dismisses its appeal in Docket No. 6668. However, the appeal of the State of Texas remains pending.

    (d) PRUDENCE REVIEW OF THE CONSTRUCTION OF THE SOUTH TEXAS PROJECT. In June 1990, the Utility Commission ruled in a separate docket (Docket No. 6668) that had been created to review the prudence of HL&P's planning and construction of the South Texas Project that $375.5 million out of HL&P's $2.8 billion investment in the two units of the South Texas Project had been imprudently incurred. That ruling was incorporated into HL&P's 1988 and 1991 rate cases and resulted in HL&P's recording an after-tax charge of $15 million in 1990. Several parties appealed the Utility Commission's decision, but a District Court dismissed these appeals on procedural grounds. The Austin Court of Appeals reversed and directed consideration of the appeals, and the Texas Supreme Court denied discretionary review in 1994. At this time, no action has been taken by the appellants to proceed with the appeals. Unless the order in Docket No. 6668 is modified or reversed on appeal, the amount found imprudent by the Utility Commission will be sustained.

          Under the Proposed Settlement, OPUC, HL&P and the City of Houston each has agreed to dismiss its respective appeals of Docket No. 6668. A separate party to this appeal, however, has not agreed to dismiss its appeal. If this party does not elect to dismiss its appeal, HL&P may elect to maintain its appeal, whereupon OPUC and City of Houston shall also be entitled to maintain their appeals.

                                      -48-
 (5)MALAKOFF

          The scheduled in-service dates for the Malakoff units were postponed during the 1980's as expectations of continued strong load growth were tempered. In 1987, all developmental work was stopped and AFUDC accruals ceased. These units have been cancelled due to the availability of other cost effective resource options.

          In Docket No. 8425, the Utility Commission allowed recovery of certain costs associated with the cancelled Malakoff units by amortizing those costs over ten years for rate making purposes. Such recoverable costs were not included in rate base and, as a result, no return on investment is being earned during the recovery period. The remaining balance at December 31, 1994 is $34 million with a recovery period of 66 months.

          Also as a result of the final order in Docket No. 8425, the costs associated with the engineering design work for the Malakoff units were included in rate base and are earning a return. Subsequently, in December 1992, HL&P determined that such costs would have no future value and reclassified $84.1 million from plant held for future use to recoverable project costs. In 1993, an additional $7 million was reclassified to recoverable project costs. Amortization of these amounts began in 1993. The balance at December 31, 1994 was $65 million with a remaining recovery period of 60 months. The amortization amount is approximately equal to the amount currently earning a cash return in rates. The Utility Commission's decision to allow treatment of these costs as plant held for future use has been challenged in the pending appeal of the Docket No. 8425 final order. See Note 4(b) for a discussion of this proceeding.

          In June 1990, HL&P purchased from its then fuel supply affiliate, Utility Fuels, Inc. (Utility Fuels), all of Utility Fuels' interest in the lignite reserves and lignite handling facilities for Malakoff. The purchase price was $138.2 million, which represented the net book value of Utility Fuels' investment in such reserves and facilities. As part of the June 1990 rate order (Docket No. 8425), the Utility Commission ordered that issues related to the prudence of the amounts invested in the lignite reserves be considered in HL&P's next general rate case which was filed in November 1990 (Docket No. 9850). However, under the October 1991 Utility Commission order in Docket No. 9850, this determination was postponed to a subsequent docket.

          HL&P's remaining investment in Malakoff lignite reserves as of December 31, 1994 of $153 million is included on the Company's Consolidated and HL&P's Balance Sheets in plant held for future use. HL&P anticipates that an additional $8 million of expenditures relating to lignite reserves will be incurred in 1995 and 1996.

          In Docket No. 12065, HL&P filed testimony in support of the amortization of substantially all of its remaining investment in Malakoff, including the portion of the engineering design costs for which amortization had not previously been authorized and the amount attributable to related lignite reserves which had not previously been addressed by the Utility Commission. Under the Proposed Settlement of Docket No. 12065, HL&P would amortize its investment in Malakoff over a period not to exceed seven years such that the entire investment will be written off no later than December 31, 2002. See Note 3. In the event that the Utility Commission does not approve the Proposed Settlement, and if appropriate rate treatment of these amounts is not ultimately received, HL&P could be required to write off any unrecoverable portions of its Malakoff investment.

(6) CHANGE IN ACCOUNTING METHOD FOR REVENUES

          During the fourth quarter of 1992, HL&P adopted a change in accounting method for revenues from a cycle billing to a full accrual method, effective January 1, 1992. Unbilled revenues represent the estimated amount customers will be charged for service received, but not yet billed, as of the end of each month. The accrual of unbilled revenues results in a better matching of revenues and expenses. The cumulative effect of this accounting change, less income taxes of $48.5 million, amounted to $94.2 million, and was included in 1992 income.

(7) INVESTMENTS

    (a) CABLE TELEVISION PARTNERSHIP. A KBLCOM subsidiary owns a 50 percent interest in Paragon Communications (Paragon), a Colorado partnership that owns cable television systems. The remaining interest in the partnership is owned by American Television and Communications Corporation (ATC), a subsidiary of Time Warner. The partnership agreement provides that at any time after December 31, 1993 either partner may elect to divide the assets of the partnership under certain pre-defined procedures set forth in the agreement. Paragon is party to a $225 million revolving credit agreement with a group of banks. Paragon also has outstanding $50 million principal amount of 9.56% senior notes, due 1995. In each case, borrowings are non-recourse to the Company and to ATC. Investment in Paragon is reflected on the Company's Consolidated Balance Sheets as part of net assets of discontinued cable television operations. For a discussion of the pending disposition of KBLCOM, see Note 20(a).

    (b) FOREIGN ELECTRIC UTILITY. Houston Argentina S.A. (Houston Argentina), an indirect subsidiary of the Company, owns a 32.5 percent interest in Compania de Inversiones en Electricidad S. A. (COINELEC), an Argentine holding company which acquired, in December 1992, a 51 percent interest in EDELAP, an electric utility company operating in La Plata, Argentina and surrounding regions. Houston Argentina's share of the purchase price was approximately $37.4 million. Subsequent to the acquisition, the generating assets of EDELAP were transferred to Central Dique S. A., an Argentine Corporation, 51 percent of the stock of which is owned by COINELEC. See Note 20(b) for discussion of an additional investment in Argentina in January 1995.

(8) COMMON STOCK

    (a) DIVIDENDS. In 1993, the timing of the Company's Board of Directors' declaration of dividends changed resulting in five quarterly dividend declarations in 1993. The Company paid four regular quarterly dividends in 1993 aggregating $3.00 per share on its common stock pursuant to dividend declarations made in 1993. In December 1993, the Company declared its regular quarterly dividend of $.75 per share to be paid in March 1994. All dividends declared in 1993 have been included in 1993 common stock dividends on the Company's Statements of

          Consolidated Retained Earnings and, with respect to the dividends declared in December 1993, in dividends accrued at December 31, 1993 on the Company's Consolidated Balance Sheets.

    (b) LONG-TERM INCENTIVE COMPENSATION PLANS (LICP). In May 1989, the Company adopted, with shareholder approval, an LICP (1989 LICP Plan), which provided for the issuance of certain stock incentives (including performance-based restricted shares and stock options). A maximum of 500,000 shares of common stock may be issued under the 1989 LICP Plan. Beginning one year after the grant date, the options become exercisable in one-third increments each year.
          The options expire ten years from the grant date.

          In May 1993, the Company adopted, with shareholder approval, a new LICP (1994 LICP Plan), providing for the issuance of certain stock incentives (including performance-based restricted shares and stock options) of the general nature provided by the 1989 LICP Plan. A maximum of 2,000,000 shares of common stock may be issued under the 1994 LICP Plan. Beginning one year after the grant date, the options will become exercisable in one-third increments each year. The options expire ten years from the grant date.

          Performance-based restricted shares issued were 50,262, 73,282 and 790 for 1994, 1993 and 1992, respectively. Stock option activity for the years 1992 through 1994 is summarized below:
                                                                 Option Price at
                                                         Number    Date of Grant
                                                       of Shares     or Exercise
                                                        --------      ---------
Non-statutory stock options:

Outstanding at December 31, 1991 ..............
  Options Granted .............................           67,984        $43.50
  Options Exercised ...........................
  Options Cancelled ...........................           (2,113)

Outstanding at December 31, 1992 ..............           65,871
  Options Granted .............................           65,776        $46.25
  Options Exercised ...........................             (662)       $43.50
  Options Cancelled ...........................           (5,036)

Outstanding at December 31, 1993 ..............          125,949
  Options Granted .............................           65,726        $46.50
  Options Exercised ...........................
  Options Cancelled ...........................          (40,386)

Outstanding at December 31, 1994 ..............          151,289

Exercisable at:
  December 31, 1994 ...........................           53,836   $43.50-$46.25
  December 31, 1993 ...........................           21,430        $43.50

    (c) SHAREHOLDER RIGHTS PLAN. In July 1990, the Company adopted a shareholder rights plan and declared a dividend of one right for each outstanding share of the Company's common stock. The rights, which under certain circumstances entitle their holders to purchase one one-hundredth of a share of Series A Preference Stock for an exercise price of $85, will expire on July 11, 2000. The rights will become exercisable only if a person or entity acquires 20 percent or more of the Company's outstanding common stock or if a person or entity commences a tender offer or exchange offer for 20 percent or more of the outstanding common stock. At any time after the occurrence of such events, the Company may exchange unexercised rights at an exchange ratio of one share of common stock, or equity securities of the Company of equivalent value, per right. The rights are redeemable by the Company for $.01 per right at any time prior to the date the rights become exercisable.

         When the rights become exercisable, each right will entitle the holder to receive, in lieu of the right to purchase Series A Preference Stock, upon the exercise of such right, a number of shares of the Company's common stock (or under certain circumstances cash, property, other equity securities or debt of the Company) having a current market price (as defined in the plan) equal to twice the exercise price of the right, except pursuant to an offer for all outstanding shares of common stock which a majority of the independent directors of the Company determines to be a price which is in the best interests of the Company and its shareholders (Permitted Offer).

         In the event that the Company is a party to a merger or other business combination (other than a merger that follows a Permitted Offer), rights holders will be entitled to receive, upon the exercise of a right, a number of shares of common stock of the acquiring company having a current market price (as defined in the plan) equal to twice the exercise price of the right.

    (d) ESOP. In October 1990, the Company amended its savings plan to add an ESOP component. The ESOP component of the plan allows the Company to satisfy a portion of its obligation to make matching contributions under the plan. For additional information with respect to the ESOP component of the plan, see Note 12(b).

    (e) INVESTOR'S CHOICE PLAN. Effective December 1994, the Company registered with the Securities and Exchange Commission four million shares of its common stock for purchase through the new Investor's Choice Plan, which is an amendment to the existing dividend reinvestment plan.

(9)      PREFERRED STOCK OF HL&P

         At December 31, 1994, HL&P's cumulative preferred stock could be redeemed at the following per share prices, plus any unpaid accrued dividends to the date of redemption:

                                                             Redemption
         Series                                            Price Per Share
         ------                                            ---------------
         Not Subject to Mandatory Redemption:
         $4.00......................................           $105.00
         $6.72......................................            102.51
         $7.52......................................            102.35
         $8.12......................................            102.25
         Variable Term Preferred A (a)..............            100.00
         Variable Term Preferred B (a)..............            100.00
         Variable Term Preferred C (a)..............            100.00
         Variable Term Preferred D (a)..............            100.00
         Subject to Mandatory  Redemption:
         $8.50 (b)..................................           $100.00
         $9.375 (c).................................              --

         (a) Rates for Variable Term Preferred stock as of December 31, 1994 were as follows:

                             Series                        Rate
                      -------------------------            -----
                      Variable Term Preferred A            4.69%
                      Variable Term Preferred B            4.62%
                      Variable Term Preferred C            5.15%
                      Variable Term Preferred D            4.58%

         (b) HL&P is required to redeem 200,000 shares of this series annually beginning June 1, 1994.

         (c) HL&P is required to redeem 257,000 shares annually beginning April 1, 1995. This series is redeemable at the option of HL&P at $100 per share beginning April 1, 1997.

          In June 1994 and June 1993, HL&P redeemed 200,000 and 400,000 shares, respectively, of its $8.50 cumulative preferred stock at $100 per share pursuant to sinking fund provisions. Annual mandatory redemptions of HL&P's preferred stock are $45.7 million in 1995 and 1996, and $25.7 million for 1997, 1998 and 1999.

(10)      LONG-TERM DEBT

    (a) HL&P. Sinking or improvement fund requirements of HL&P's first mortgage bonds outstanding will be approximately $36 million for each of the years 1995 through 1999. Of such requirements, approximately $34 million for each of the years 1995 through 1999 may be satisfied by certification of property additions at 100 percent of the requirements, and the remainder through certification of such property additions at 166 2/3 percent of the requirements. Sinking or improvement fund requirements for 1994 and prior years have been satisfied by certification of property additions.

          HL&P has agreed to expend an amount each year for replacements and improvements in respect of its depreciable mortgaged utility property equal to $1,450,000 plus 2 1/2 percent of net additions to such mortgaged property made after March 31, 1948 and before July 1 of the preceding year. Such requirement may be met with cash, first mortgage bonds, gross property additions or expenditures for repairs or replacements, or by taking credit for property additions at 100 percent of the requirements. At the option of HL&P, but only with respect to first mortgage bonds of a series subject to special redemption, deposited cash may be used to redeem first mortgage bonds of such series at the applicable special redemption price. The replacement fund requirement to be satisfied in 1995 is approximately $288 million.

          The amount of HL&P's first mortgage bonds is unlimited as to issuance, but limited by property, earnings, and other provisions of the Mortgage and Deed of Trust dated as of November 1, 1944, between HL&P and South Texas Commercial National Bank of Houston (Texas Commerce Bank National Association, as Successor Trustee) and the supplemental indentures thereto. Substantially all properties of HL&P are subject to liens securing HL&P's long-term debt under the mortgage.

          In January 1994, HL&P repaid at maturity $19.5 million principal amount of Series A collateralized medium-term notes. HL&P's annual maturities of long-term debt and minimum capital lease payments are approximately $4 million in 1995, $154 million in 1996, $228 million in 1997, $40 million in 1998, and $171 million in 1999.

    (b) KBLCOM AND SUBSIDIARIES - DISCONTINUED OPERATIONS. KBL Cable, Inc. (KBL Cable), a subsidiary of KBLCOM, is a party to a $475.2 million revolving credit and letter of credit facility agreement with annual mandatory commitment reductions (which may require principal payments). At December 31, 1994, KBL Cable had $76 million available under such credit facility. The credit facility has scheduled reductions in March of each year until it is terminated in March 1999. Loans have generally borne interest at an interest rate of London Interbank Offered Rate plus an applicable margin. The margin was .75% and .625% at December 31, 1994 and 1993, respectively. The credit facility includes restrictions on dividends, sales of assets and limitations on total indebtedness. The amount of indebtedness outstanding at December 31, 1994 and 1993 was $364 million. Commitment fees are required on the unused capacity of the credit facility.

          In October 1989, KBL Cable entered into interest rate swaps to effectively fix the interest rate on $375 million of loans under the bank credit facility. The objective of the swaps was to reduce the financial exposure to increases in interest rates. Interest rate swaps aggregating $75 million and $150 million terminated in October 1992 and October 1994, respectively. As of December 31, 1994, KBL Cable had one remaining interest rate swap terminating in 1996 which effectively fixes the rate on $50 million of debt under the bank credit facility at 8.88% plus the applicable margin. As of December 31, 1994 and 1993, the effective interest rate on such debt was approximately 9.63%. The differential to be paid or received under the swaps is accrued and is recognized as interest expense or income over the term of the swap. KBL Cable is exposed to risk of nonperformance by the other party to the swap. However, KBL Cable does not anticipate nonperformance by the other party.

          As of December 31, 1994, KBL Cable had outstanding $62.5 million of 10.95% senior notes and $78.1 million of 11.30% senior subordinated notes. Both series mature in 1999 with annual principal payments which began in 1992. The agreement under which the notes were issued contains restrictions and covenants similar to those contained in the KBL Cable credit facility. KBLCOM's long-term debt is reflected on the Company's Consolidated Balance Sheets as part of net assets of discontinued cable television operations.

          For a discussion of the pending disposition of KBLCOM, see Note 20(a).

    (c) COMPANY. Consolidated annual maturities of long-term debt and minimum capital lease payments from continuing operations for the Company are approximately $4 million in 1995, $354 million in 1996, $228 million in 1997, $40 million in 1998 and $171 million in 1999. Long-term debt from discontinued operations is approximately $16 million in 1995, $76 million in 1996, $130 million in 1997, $141 million in 1998 and $142 million in 1999.

  (11)    SHORT-TERM FINANCING

          The interim financing requirements of the Company's operating subsidiaries are met through short-term bank loans, the issuance of commercial paper and short-term advances from the Company. The Company and its subsidiaries had bank credit facilities aggregating $1 billion at December 31, 1994 and $750 million at December 31, 1993, under which borrowings are classified as short-term indebtedness. In March 1995, the facilities aggregated $1.2 billion as a result of a $200 million increase in the Company's bank credit facility. These bank facilities limit total short-term borrowings and provide for interest at rates generally less than the prime rate. The Company's weighted average short-term borrowing rates for commercial paper for the year ended December 31, 1994 and 1993 were 4.35% and 3.45%, respectively. Outstanding commercial paper was $423 million at December 31, 1994 and $591 million at December 31, 1993. Facility fees are required on the credit facilities. For a description of the bank credit facility of KBL Cable, borrowings under which are classified as long-term debt or current maturities of long-term debt, see Note 10(b).

(12)      RETIREMENT PLANS

    (a) PENSION. The Company has noncontributory retirement plans covering substantially all employees. The plans provide retirement benefits based on years of service and compensation. The Company's funding policy is to contribute amounts annually in accordance with applicable regulations in order to achieve adequate funding of projected benefit obligations. The assets of the plans consist principally of common stocks and high quality, interest-bearing obligations.

          Net pension cost for the Company attributable to continuing operations includes the following components:
                                                  Year Ended December 31,
                                             ----------------------------------
                                               1994         1993         1992
                                             --------     --------     --------
                                            (Restated)   (Restated)   (Restated)
                                                    (Thousands of Dollars)
Service cost - benefits earned
  during the period .....................    $ 21,977     $ 25,282     $ 23,681
Interest cost on projected benefit
  obligation ............................      46,091       51,062       45,312
Actual (return) loss on plan assets .....       5,357      (39,237)     (26,774)
Net amortization and deferrals ..........     (51,491)        (558)     (11,739)
                                             --------     --------     --------
Net pension cost ........................    $ 21,934     $ 36,549     $ 30,480
                                             ========     ========     ========

          The funded status of the Company's retirement plans attributable to continuing operations was as follows:
                                                             December 31,
                                                       ------------------------
                                                         1994            1993
                                                       ---------      ---------
                                                      (Restated)      (Restated)
                                                        (Thousands of Dollars)
Actuarial present value of:
  Vested benefit obligation ......................     $ 439,668      $ 444,300
                                                       =========      =========

  Accumulated benefit obligation .................     $ 471,987      $ 503,120
                                                       =========      =========

Plan assets at fair value ........................     $ 496,365      $ 488,763
Projected benefit obligation .....................       632,546        651,079
                                                       ---------      ---------
Assets less than projected benefit obligation ....      (136,181)      (162,316)
Unrecognized transitional asset ..................       (15,340)       (17,260)
Unrecognized prior service cost ..................        21,456         23,380
Unrecognized net loss ............................        71,191         81,322
                                                       ---------      ---------
Accrued pension cost .............................     $ (58,874)     $ (74,874)
                                                       =========      =========

          Net pension cost and funding attributable to discontinued operations was not material.

          The projected benefit obligation was determined using an assumed discount rate of 8.0 percent in 1994 and 7.25 percent in 1993. A long-term rate of compensation increase ranging from 4.5 percent to
          6.5 percent was assumed for 1994 and ranging from 3.9 percent to 6 percent was assumed for 1993. The assumed long-term rate of return on plan assets was 9.5 percent in 1994 and 1993. The transitional asset at January 1, 1986, is being recognized over approximately 17 years, and the prior service cost is being recognized over approximately 15 years.

    (b) SAVINGS PLAN. The Company has an employee savings plan that qualifies as cash or deferred arrangements under Section 401(k) of the Internal Revenue Code of 1986, as amended (IRC). Under the plan, participating employees may contribute a portion of their compensation, pre-tax or after-tax, up to a maximum of 16 percent of compensation limited by an annual deferral limit ($9,240 for calendar year 1994) prescribed by IRC Section 402(g) and the IRC Section 415 annual additions limits. The Company matches 70 percent of the first 6 percent of each employee's compensation contributed, subject to a vesting schedule which entitles the employee to a percentage of the matching contributions depending on years of service. Substantially all of the Company's match is invested in the Company's common stock.

          In October 1990, the Company amended its savings plan to add a leveraged ESOP component. The Company may use ESOP shares to satisfy its obligation to make matching contributions under the savings plan. Debt service on the ESOP loan is paid using all dividends on shares in the ESOP, interest earnings on funds held in the ESOP and cash contributions by the Company. Shares of the Company's common stock are released from encumbrance of the ESOP loan based on the proportion of debt service paid during the period.

          In the third quarter of 1994, the Company adopted SOP 93-6 which requires that the Company recognize benefit expense for the ESOP equal to fair value of the ESOP shares committed to be released. Following the adoption of SOP 93-6, the Company no longer reports the ESOP loan as a note receivable from the ESOP or recognizes interest income on such receivable. The Company was instead required to establish a new contra-equity account (unearned ESOP shares) which reflects shares not yet committed for release at their original purchase price. As shares are committed to be released, they are credited to the unearned ESOP shares account based on the original purchase price of the shares. The difference between the fair value of the shares at the time such shares are committed for release and the original purchase price is charged or credited to common stock. Dividends on allocated ESOP shares are recorded as a reduction to retained earnings; dividends on unallocated ESOP shares are recorded as a reduction of debt or accrued interest on the ESOP loan. SOP 93-6 is effective only with respect to financial statements for periods after January 1, 1994 and no restatement was permitted for prior periods. At the time of adoption of SOP 93-6 in the third quarter of 1994, earnings were reduced by $12.8 million. For a discussion of the impact of SOP 93-6 on the earnings per common share calculation, see
          Note 1(i).

          The Company's savings plan benefit expense attributable to continuing operations was $17.0 million, $17.3 million and $20.0 million in 1994, 1993 and 1992, respectively. HL&P's portion of the savings plan expense was $16.5 million, $15.9 million and $15.4 million in 1994, 1993 and 1992, respectively. Savings plan benefit expense attributable to discontinued operations was not material. The ESOP shares were as follows:
                                                            December 31,
                                                    ----------------------------
                                                       1994              1993
                                                    ---------          ---------
          Allocated Shares.................         1,575,543          1,031,187
          Unallocated Shares...............         7,770,313          8,317,649
                                                    ---------          ---------
             Total ESOP Shares.............         9,345,856          9,348,836
                                                    =========          =========

          Fair value of unallocated
           ESOP shares ....................      $276,817,401       $396,128,034

    (c) POSTRETIREMENT BENEFITS. The Company and HL&P adopted SFAS No. 106, "Employer's Accounting for Postretirement Benefits Other Than Pensions," effective January 1, 1993. SFAS No. 106 requires companies to recognize the liability for postretirement benefit plans other than pensions, primarily health care. The Company and HL&P previously expensed the cost of these benefits as claims were incurred. SFAS No. 106 allows recognition of the transition obligation (liability for prior years' service) in the year of adoption or to be amortized over the plan participants' future service period. The Company and HL&P have elected to amortize the estimated transition obligation of approximately $213 million (including $211 million for HL&P) over 22 years. In March 1993, the Utility Commission adopted a rule governing the rate making treatment of postretirement benefits other than pensions. This rule provides for recovery in rate making proceedings (which, in HL&P's case, has not occurred) of the cost of postretirement benefits calculated in accordance with SFAS No. 106 including amortization of the transition obligation. The Proposed Settlement of HL&P's pending rate proceeding would require HL&P to fund during each year in an irrevocable external trust the amount of postretirement benefit costs included in rates, a total of approximately $22 million.

         The net postretirement benefit cost for the Company includes the following components:
                                                         Year Ended December 31,
                                                         -----------------------
                                                            1994        1993
                                                         -----------   ---------
                                                          (Thousands of Dollars)
Service cost - benefits earned during the period .......     $ 9,131     $ 9,453
Interest cost on projected benefit obligation ..........      10,265      18,354
Actual return on plan assets ...........................        --          --
Net amortization and deferrals .........................       7,868       9,773
                                                             -------     -------
Net postretirement benefit cost ........................     $27,264     $37,580
                                                             =======     =======

    The funded status of the Company's postretirement benefit costs was as follows:

                                                              December 31,
                                                        -----------------------
                                                          1994          1993
                                                        ---------     ---------
                                                         (Thousands of Dollars)
Accumulated benefit obligation:
    Retirees .......................................    $ (98,828)    $(130,336)
    Fully eligible active plan participants ........      (22,251)      (22,913)
    Other active plan participants .................      (23,378)      (20,810)
                                                        ---------     ---------
      Total ........................................     (144,457)     (174,059)
Plan assets at fair value ..........................         --            --
                                                        ---------     ---------
Assets less than accumulated benefit obligation ....     (144,457)     (174,059)
Unrecognized transitional obligation ...............      193,500       203,273
Unrecognized net gain ..............................      (91,477)      (55,682)
                                                        ---------     ---------
Accrued postretirement benefit cost ................    $ (42,434)    $ (26,468)
                                                        =========     =========

         For 1992, the Company recognized postretirement benefit costs other than pensions on a "pay-as-you-go" basis. The Company made postretirement benefit payments in 1992 of $8.6 million.

         The assumed health care cost trend rates used in measuring the accumulated postretirement benefit obligation in 1994 are as follows:

                       Medical - under 65                 9.0%
                       Medical - 65 and over             10.0%
                       Dental                             9.0%

         The assumed health care rates gradually decline to 5.4 percent for both medical categories and 3.7 percent for dental by the year 2001. The accumulated postretirement benefit obligation was determined using an assumed discount rate of 8.0 percent for 1994 and 7.25 percent for 1993.

         If the health care cost trend rate assumptions were increased by 1 percent, the accumulated postretirement benefit obligation as of December 31, 1994 would be increased by approximately 8 percent. The annual effect of the 1 percent increase on the total of the service and interest costs would be an increase of approximately 11 percent.

    (d) POSTEMPLOYMENT BENEFITS. The Company and HL&P adopted SFAS No. 112, "Employer's Accounting for Postemployment Benefits," effective January 1, 1994. SFAS No. 112 requires the recognition of a liability for benefits, not previously accounted for on the accrual basis, provided to former or inactive employees, their beneficiaries and covered dependents, after employment but before retirement. In the Company's and HL&P's case, this liability is principally health care and life insurance benefits for participants in the long-term disability plan. As required by SFAS No. 112, the Company and HL&P expensed the transition obligation (liability from prior years) upon adoption, and recorded a one-time, after-tax charge to income of $8.2 million in the first quarter of 1994. Ongoing 1994 charges to income were not material.

(13)     INCOME TAXES

         The Company and HL&P record income taxes under SFAS No. 109, which among other things, (i) requires the liability method be used in computing deferred taxes on all temporary differences between book and tax bases of assets other than nondeductible goodwill; (ii) requires that deferred tax liabilities and assets be adjusted for an enacted change in tax laws or rates; and (iii) prohibits net-of-tax accounting and reporting. SFAS No. 109 requires that regulated enterprises recognize such adjustments as regulatory assets or liabilities if it is probable that such amounts will be recovered from or returned to customers in future rates. KBLCOM has significant temporary differences related to its 1986 and 1989 acquisitions of cable television systems, the tax effects of which were recognized when SFAS No. 109 was adopted.

         During 1993, federal tax legislation was enacted that changed the income tax consequences for the Company and HL&P. The principal provision of the new law which affected the Company and HL&P was the change in the corporate income tax rate from 34 percent to 35 percent. A net regulatory asset and the related deferred federal income tax liability of $71.3 million were recorded by HL&P in 1993. The effect of the new law, which decreased the Company's net income by $14.3 million (approximately half of which was attributable to discontinued operations), was recognized as a component of income tax expense in 1993. The effect on the Company's deferred taxes, primarily attributable to discontinued operations, as a result of the change in the new law was $10.9 million in 1993.

         The Company's current and deferred components of income tax expense from continuing operations are as follows:

                                                    Year Ended December 31,
                                              ----------------------------------
                                                1994        1993          1992
                                              --------     --------     --------
                                             (Restated)   (Restated)  (Restated)
                                                   (Thousands of Dollars)

Current .................................     $144,604     $109,078     $139,762
Deferred ................................       85,820      119,785       37,514
                                              --------     --------     --------
Income taxes for continuing
     operations before cumulative
     effect of change in accounting .....     $230,424     $228,863     $177,276
                                              ========     ========     ========

         The Company's effective income tax rates are lower than statutory corporate rates for each year as follows:

                                                  Year Ended December 31,
                                            -----------------------------------
                                              1994         1993         1992
                                            ---------    ---------    ---------
                                            (Restated)  (Restated)    (Restated)
                                                   (Thousands of Dollars)
Income from continuing operations before
     income taxes and cumulative effect of
     change in accounting ................  $ 654,409    $ 669,394    $ 547,307
Preferred dividends of subsidiary ........     33,583       34,473       39,327
                                            ---------    ---------    ---------
        Total ............................    687,992      703,867      586,634
Statutory rate ...........................         35%          35%          34%
                                            ---------    ---------    ---------
Income taxes at statutory rate ...........    240,797      246,353      199,456
                                            ---------    ---------    ---------
Net reduction in taxes resulting from:
    AFUDC - other included in income .....      1,440        1,229        2,097
    Amortization of investment tax credit      19,416       19,797       19,926
    Excess deferred taxes ................      3,537        9,625       17,403
    Difference between book and tax
        depreciation for which deferred
        taxes have not been normalized ...    (15,455)     (12,976)     (13,466)
    Other - net ..........................      1,435         (185)      (3,780)
                                            ---------    ---------    ---------
        Total ............................     10,373       17,490       22,180
                                            ---------    ---------    ---------
Income taxes before cumulative effect
     of change in accounting .............  $ 230,424    $ 228,863    $ 177,276
                                            =========    =========    =========

Effective rate ...........................       33.5%        32.5%        30.2%

         Following are the Company's tax effects of temporary differences attributable to continuing operations resulting in deferred tax assets and liabilities:

                                                         December 31,
                                                   ------------------------
                                                      1994          1993
                                                   ----------    ----------
                                                   (Restated)    (Restated)
                                                     (Thousands of Dollars)
Deferred Tax Assets:
  Alternative minimum tax .....................    $   59,093    $  118,737
  IRS audit assessment ........................        74,966        74,966
  Disallowed plant cost - net .................        23,496        24,304
  Other .......................................        83,740        68,503
                                                   ----------    ----------
    Total deferred tax assets - net ...........       241,295       286,510
                                                   ----------    ----------

Deferred Tax Liabilities:
  Depreciation ................................     1,336,035     1,210,900
  Deferred plant costs - net ..................       207,746       215,472
  Regulatory assets - net .....................       235,463       246,763
  Capitalized taxes, employee
    benefits and removal costs ................       111,660       111,408
  Other .......................................       121,235       191,679
                                                   ----------    ----------
    Total deferred tax liabilities ............     2,012,139     1,976,222
                                                   ----------    ----------

        Accumulated deferred income taxes - net    $1,770,844    $1,689,712
                                                   ==========    ==========

          See Note 20(a) for a discussion of income taxes related to discontinued operations.

(14)     COMMITMENTS AND CONTINGENCIES

    (a) HL&P. HL&P has various commitments for capital expenditures, fuel, purchased power, cooling water and operating leases. Commitments in connection with HL&P's capital program are generally revocable by HL&P subject to reimbursement to manufacturers for expenditures incurred or other cancellation penalties. HL&P's other commitments have various quantity requirements and durations. However, if these requirements could not be met, various alternatives are available to mitigate the cost associated with the contracts' commitments.

         HL&P has entered into several long-term coal, lignite and natural gas contracts which have various quantity requirements and durations. Minimum obligations for coal and transportation agreements are approximately $169 million in 1995, $174 million in 1996 and $177 million in 1997. In addition, the minimum obligations under the lignite mining and lease agreements will be approximately $19 million in 1995 and 1996 and $16 million in 1997. HL&P has entered into several gas purchase agreements containing contract terms in excess of one year which provide for specified purchase and delivery obligations. Minimum obligations for natural gas purchase and natural gas storage contracts are approximately $55.0 million in 1995, $56.6 million in 1996 and $38.2 million in 1997. Collectively, the gas supply contracts included in these figures could amount to 11 percent of HL&P's annual natural gas requirements. The Utility Commission's rules provide for recovery of the coal, lignite and natural gas costs described above through the energy component of HL&P's electric rates. Nuclear fuel costs are also included in the energy component of HL&P's electric rates based on the cost of nuclear fuel consumed in the reactor.

         HL&P has commitments to purchase firm capacity from cogenerators of approximately $32 million in 1995, and $22 million in 1996 and 1997. The Utility Commission's rules allow recovery of these costs through HL&P's base rates for electric service and additionally authorize HL&P to charge or credit customers for any variation in actual purchased power cost from the cost utilized to determine its base rates. In the event that the Utility Commission, at some future date, does not allow recovery through rates of any amount of purchased power payments, the two principal firm capacity contracts contain provisions allowing HL&P to suspend or reduce payments and seek repayment for amounts disallowed.

         HL&P's service area is heavily dependent on oil, gas, refined products, petrochemicals and related business. Significant adverse events affecting these industries would negatively impact the revenues of the Company and HL&P.

    (b) KBLCOM COMMITMENTS AND OBLIGATIONS UNDER CABLE FRANCHISE AGREEMENTS. KBLCOM and its subsidiaries presently have certain cable franchises containing provisions for construction of cable plant and service to customers within the franchise area. In connection with certain obligations under existing franchise agreements, KBLCOM and its subsidiaries obtain surety bonds and letters of credit guaranteeing performance to municipalities and public utilities. Payment is required only in the event of non-performance. KBLCOM and its subsidiaries have fulfilled all of their obligations such that no payments have been required. These commitments will be assumed by Time Warner in the pending sale described further in Note 20(a).

  (15)   ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

         The carrying amount and estimated fair value of the Company's financial instruments are as follows:

                                                            December 31,
                                           ----------------------------------------------
                                                    1994                    1993
                                           ----------------------  ----------------------
                                            Carrying     Fair       Carrying      Fair
                                             Amount      Value       Amount       Value
                                           ----------  ----------  ----------  ----------
                                                        (Thousands of Dollars)
Financial assets:
   Cash and short-term investments ......  $   10,443  $   10,443  $   14,884  $   14,884
   Note receivable from ESOP (a) ........                             332,489     421,468
Financial liabilities:
   Short-term notes payable .............     423,291     423,291     591,385     591,385
   Cumulative preferred stock
    (subject to mandatory redemption) ...     167,610     173,355     187,236     207,489
   Debentures ...........................     548,729     549,532     548,544     616,672
   Long-term debt of subsidiaries:
       Electric:
          First mortgage bonds ..........   3,020,400   2,980,028   3,039,343   3,360,442
          Pollution control revenue bonds     155,247     163,736     155,218     174,094
          Other notes payable ...........       1,129       1,129       2,410       2,410
       Discontinued operations:
          Senior bank debt ..............     364,000     364,000     364,000     364,000
          Senior and senior subordinated
             notes ......................     140,580     154,654     150,964     180,890

Unrecognized financial instruments:
   Interest rate swaps - discontinued
       operations:
       Net payable position .............                   1,019                  13,604

          (a) As a result of the Company adopting SOP 93-6 in 1994, a new contra-equity account (unearned ESOP shares) has replaced the note receivable from ESOP. See Note 12(b).

          The fair values of cash and short-term investments, short-term and other notes payable and bank debt are estimated to be equivalent to the carrying amounts.

          The fair values of the ESOP loan, the Company's debentures, HL&P's cumulative preferred stock subject to mandatory redemption, HL&P's first mortgage bonds, pollution control revenue bonds issued on behalf of HL&P and senior and senior subordinated notes are estimated using rates currently available for securities with similar terms and remaining maturities.

          The fair value of interest rate swaps is the estimated amount that the swap counterparties would receive or pay to terminate the swap agreements, taking into account current interest rates and the current creditworthiness of the swap counterparties.

(16)      RESTRUCTURING

          HL&P recorded a one-time, pre-tax charge of $86.4 million in the first quarter of 1992 to reflect the implementation of the STEP program, a restructuring of its operations. This charge includes $42 million related to the acceptance of an early retirement plan by 468 employees of HL&P, $31 million for severance benefits related to the elimination of an additional 1,100 positions and $13 million in other costs associated with the restructuring.

(17)      CABLE TELEVISION ACQUISITION - DISCONTINUED OPERATIONS

          In July 1994, KBLCOM acquired the stock of three cable companies then serving approximately 48,000 customers in the Minneapolis area in exchange for 587,646 shares of common stock of the Company valued at approximately $20.1 million. The total purchase price of approximately $80 million included the assumption of approximately $60 million in liabilities. Notes were repaid in connection with the acquisition in the amount of $57.7 million.

(18)      RAILROAD SETTLEMENT PAYMENTS

          In July 1994, HL&P contributed as equity its rights to receive certain railroad settlement payments to HL&P Receivables, Inc. (HLPR), a wholly-owned subsidiary of HL&P. HLPR transferred the receivables to a trust. A bank purchased certificates evidencing a senior interest in the trust and HLPR holds a certificate evidencing a subordinate interest in the trust. HL&P received as a dividend from HLPR approximately $66.1 million, an amount equal to HLPR's proceeds from the sale. Consistent with the manner in which HL&P recorded receipts of the settlement payments, HL&P recorded the transaction as a $66.1 million reduction to reconcilable fuel expense in July 1994. The reduction to reconcilable fuel expense had no effect on earnings.

(19)      UNAUDITED QUARTERLY INFORMATION

          The following unaudited quarterly financial information includes, in the opinion of management, all adjustments (which comprise only normal recurring accruals) necessary for a fair presentation. Quarterly results are not necessarily indicative of a full year's operations because of seasonality and other factors, including rate increases and variations in operating expense patterns.

                                              Year Ended December 31,  1993
                                      -------------------------------------------------
                                       First        Second        Third        Fourth
                                       Quarter      Quarter       Quarter      Quarter
                                      ---------   -----------   -----------   ---------
                                      (Restated)   (Restated)   (Restated)   (Restated)
                                                     (Thousands of Dollars)
Revenues ...........................  $ 805,685   $ 1,005,149   $ 1,355,339   $ 913,690
Operating income ...................    123,807       241,470       508,746     130,565
Income from continuing operations ..     33,115       103,146       270,288      33,982
Loss from discontinued operations ..     (6,060)       (2,937)       (9,879)     (5,619)
Net income .........................     27,055       100,209       260,409      28,363
Earnings per common share (a):
   Income from continuing operations  $     .26   $       .79   $      2.08   $     .26
   Net income ......................        .21           .77          2.00         .22

                                                    Year Ended December 31,  1994
                                            -------------------------------------------------
                                             First        Second        Third        Fourth
                                             Quarter      Quarter       Quarter      Quarter
                                            ---------   -----------   -----------   ---------
                                            (Restated)   (Restated)   (Restated)   (Restated)
                                                         (Thousands of Dollars)
Revenues .................................  $ 821,581   $ 1,004,906   $ 1,150,946   $768,652
Operating income .........................    149,657       298,471       459,964     88,726
Income from continuing operations (b) ....     41,599       134,308       242,239      5,839
Income (loss) from discontinued operations     (7,501)       (7,583)       (6,271)     4,831
Net income ...............................     25,898       126,725       235,968     10,670
Earnings per common share (a):
   Income from continuing operations (b) .  $     .34   $      1.09   $      1.97   $    .05
   Net income ............................        .21          1.03          1.92        .09

          (a) Quarterly earnings per common share are based on the weighted average number of shares outstanding during the quarter, and the sum of the quarters may not equal annual earnings per common share.

          (b) Information for the first quarter of 1994 is before the cumulative effect of a change in accounting for postemployment benefits of $8.2 million or $.07 per share.

(20)      SUBSEQUENT EVENTS

    (a) KBLCOM. On January 26, 1995, Time Warner and the Company reached an agreement in which Time Warner would acquire KBLCOM in a tax-deferred, stock-for-stock merger with a subsidiary of Time Warner for a sales price of approximately $2.2 billion, subject to closing adjustments. Time Warner will issue one million shares of Time Warner common stock and 11 million shares of a newly-issued series of its convertible preferred stock, which will have a liquidation value of $100 per share, to the Company. The preferred stock will be convertible into approximately 22.9 million shares of Time Warner common stock and, until the earlier of conversion or the fourth anniversary of its issuance, pays an annual dividend of $3.75 per share. After four years, Time Warner will have the right to exchange the Time Warner preferred stock for Time Warner common stock at the stated conversion rate. In addition, at the closing Time Warner will purchase for cash certain intercompany debt of KBLCOM from the Company for approximately $600 million subject to adjustment for changes in or levels of specified indebtedness and liabilities, working capital, capital expenditures and related items. Closing of this transaction, which is subject to, among other things, (i) the parties obtaining necessary consents of certain franchise authorities and other governmental entities, (ii) the absence of any change that might have a material adverse effect on KBLCOM or Time Warner, (iii) the absence of any material litigation and (iv) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, is expected to take place in the second half of 1995.

          Operating results from discontinued operations for years ended December 31, 1994, 1993 and 1992 were as follows:

                                                   Year Ended December 31,
                                            -----------------------------------
                                               1994        1993         1992
                                            ---------    ---------    ---------
                                                    (Thousands of Dollars)

Revenues ................................   $ 255,772    $ 244,067    $ 235,258
Operating expenses (a) ..................     156,084      148,325      140,242
                                            ---------    ---------    ---------
Gross operating margin (a) ..............      99,688       95,742       95,016
Depreciation, amortization,
  interest and other ....................     128,023      117,982      137,227
Income taxes (benefit) ..................     (11,811)       2,255      (12,667)
                                            ---------    ---------    ---------
Loss from discontinued operations .......   $ (16,524)   $ (24,495)   $ (29,544)
                                            =========    =========    =========

          (a)Exclusive of depreciation and amortization.

          Loss from discontinued operations of KBLCOM excludes the effects of corporate overhead charges and includes interest expense relating to the amount of intercompany debt that Time Warner is purchasing from the Company.

          Net assets of discontinued operations were as follows:

                                            December 31, 1994  December 31, 1993
                                            -----------------  -----------------
                                                   (Thousands of Dollars)
Assets:
   Cable television property, net of
      accumulated depreciation of
      $161,402 and $151,671 for
      1994 and 1993, respectively ........       $   276,624        $   220,507
   Equity in cable television
     partnerships ........................           160,363            122,531
   Intangible assets .....................         1,029,440            984,032
   Other assets ..........................            43,625             35,526
                                                 -----------        -----------
      Total assets .......................         1,510,052          1,362,596

Less:
   Cable television debt .................          (488,783)          (504,580)
   Accumulated deferred income taxes .....          (308,627)          (297,624)
   Other liabilities .....................           (43,510)           (19,169)
                                                 -----------        -----------
      Net assets .........................       $   669,132        $   541,223
                                                 ===========        ===========

          At December 31, 1994 pursuant to the acquisition of cable systems, KBLCOM has unutilized Separate Return Limitation Year (SRLY) net operating loss tax benefits of approximately $22.1 million and unutilized SRLY investment tax credits of approximately $14.0 million which expire in the years 1995 through 2008, and 1995 through 2003, respectively. In addition, KBLCOM has unutilized restricted state loss tax benefits of $20.0 million, which expire in the years 1995 through 2009, and unutilized minimum tax credits of $1.8 million. The Company does not anticipate full utilization of these losses and tax credits and, therefore, has established a valuation allowance. Utilization of preacquisition carryforwards in the future would not affect income of the Company and KBLCOM, but would be applied to reduce the carrying value of
                                      -66-

          cable television franchises and intangible assets. These tax benefits and credits will inure to the benefit of Time Warner upon closing of the pending sale.

          Based on a Time Warner common stock price of $35.50 and assuming the closing occurs on September 30, 1995, the Company estimates that it will recognize an after-tax gain of approximately $650 million. The Company anticipates that it will record a portion of this gain (estimated to be approximately $100 million) in the first quarter of 1995 in recognition of the deferred tax asset arising from the Company's excess tax basis in KBLCOM stock. The remainder of the gain will be recognized at closing.

(b) HOUSTON INDUSTRIES ENERGY, INC. (HI ENERGY). In January 1995, HI Energy, a subsidiary of the Company, acquired for $15.7 million a 90 percent equity interest in an electric utility operating company in the province of Santiago del Estero, a rural province in the north central part of Argentina. The utility system serves approximately 100,000 customers in an area of 136,000 square kilometers.

                        HOUSTON LIGHTING & POWER COMPANY

                          NOTES TO FINANCIAL STATEMENTS

                   FOR THE THREE YEARS ENDED DECEMBER 31, 1994


Except as modified below, the Notes to the Company's Consolidated Financial Statements are incorporated herein by reference insofar as they relate to HL&P:
(1) Summary of Significant Accounting Policies, (2) Jointly-Owned Nuclear Plant,
(3) Pending Rate Proceedings, (4) Appeals of Prior Utility Commission Rate Orders, (5) Malakoff, (6) Change in Accounting Method for Revenues, (9) Preferred Stock of HL&P, (10) Long-Term Debt, (12) Retirement Plans, (13) Income Taxes, (14) Commitments and Contingencies, (15) Estimated Fair Value of Financial Instruments, (16) Restructuring, and (18) Railroad Settlement Payments.

(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (i) EARNINGS PER COMMON SHARE. All issued and outstanding Class A voting common stock of HL&P is held by the Company and all issued and outstanding Class B non-voting common stock of HL&P is held by Houston Industries (Delaware) Incorporated, a wholly owned subsidiary of the Company. Accordingly, earnings per share is not computed.

    (j) STATEMENTS OF CASH FLOWS. At December 31, 1994, HL&P had affiliate investments (considered to be cash equivalents) of $227.6 million. At December 31, 1993, HL&P did not have any investments with affiliated companies. At December 31, 1992, HL&P had affiliate investments of $2.1 million.

(11)     SHORT-TERM FINANCING

         In 1993 and 1994, the interim financing requirements of HL&P were primarily met through the issuance of commercial paper. HL&P had bank credit facilities of $400 million and $250 million at December 31, 1994 and 1993, respectively, which limited total short-term borrowings and provided for interest at rates generally less than the prime rate. HL&P's weighted average short-term borrowing rates for commercial paper for the year ended December 31, 1994 and 1993 were 3.71% and 3.31%, respectively. HL&P had no commercial paper outstanding at December 31, 1994, and had approximately $171 million outstanding at December 31, 1993. Facility fees are required on HL&P's bank credit facility.

(12)     RETIREMENT PLANS

    (a)  PENSION.  Net pension cost for HL&P includes the following components:

                                                   Year Ended December 31,
                                           ------------------------------------
                                             1994          1993         1992
                                           --------      --------      --------
                                                  (Thousands of Dollars)
Service cost - benefits earned
 during the period ...................     $ 21,335      $ 24,640      $ 23,211
Interest cost on projected benefit
 obligation ..........................       45,064        49,950        44,580
Actual (return) loss on plan assets ..        4,737       (38,668)      (26,334)
Net amortization and deferrals .......      (50,012)         (683)      (11,605)
                                           --------      --------      --------
Net pension cost .....................     $ 21,124      $ 35,239      $ 29,852
                                           ========      ========      ========

          The funded status of HL&P's retirement plan was as follows:

                                                             December 31,
                                                       ------------------------
                                                         1994           1993
                                                       ---------      ---------
                                                        (Thousands of Dollars)
Actuarial present value of:
    Vested benefit obligation ....................     $ 429,279      $ 434,797
                                                       =========      =========

    Accumulated benefit obligation ...............     $ 460,760      $ 492,301
                                                       =========      =========

Plan assets at fair value ........................     $ 486,100      $ 478,515
Projected benefit obligation .....................       617,690        636,724
                                                       ---------      ---------
Assets less than projected benefit obligation ....      (131,590)      (158,209)
Unrecognized transitional asset ..................       (15,157)       (17,062)
Unrecognized prior service cost ..................        21,275         23,183
Unrecognized net loss ............................        67,093         77,937
                                                       ---------      ---------
Accrued pension cost .............................     $ (58,379)     $ (74,151)
                                                       =========      =========

    (c) POSTRETIREMENT BENEFITS. The net postretirement benefit cost for HL&P includes the following components:
                                                        Year Ended  December 31,
                                                        ------------------------
                                                            1994           1993
                                                        -----------     --------
                                                          (Thousands of Dollars)
Service cost - benefits earned during the period .....      $ 8,904      $ 9,297
Interest cost on projected benefit obligation ........        9,946       18,134
Actual return on plan assets .........................         --           --
Net amortization and deferrals .......................        7,757        9,658
                                                            -------      -------
Net postretirement benefit cost ......................      $26,607      $37,089
                                                            =======      =======

          The funded status of HL&P's postretirement benefit costs was as follows:
                                                             December 31,
                                                       ------------------------
                                                         1994           1993
                                                       ---------      ---------
                                                        (Thousands of Dollars)
Accumulated benefit obligation:
   Retirees ......................................     $ (97,200)     $(128,122)
   Fully eligible active plan participants .......       (20,126)       (22,691)
   Other active plan participants ................       (22,706)       (20,576)
                                                       ---------      ---------
       Total .....................................      (140,032)      (171,389)
Plan assets at fair value ........................          --             --
                                                       ---------      ---------
Assets less than accumulated benefit obligation ..      (140,032)      (171,389)
Unrecognized transitional obligation .............       191,225        200,883
Unrecognized net gain ............................       (92,786)       (55,577)
                                                       ---------      ---------
Accrued postretirement benefit cost ..............     $ (41,593)     $ (26,083)
                                                       =========      =========

          For 1992, HL&P recognized postretirement benefit costs on a "pay-as-you-go" basis and made payments of $8.6 million.

 (13)     INCOME TAXES

          HL&P records income taxes under SFAS No. 109. During 1993, federal tax legislation was enacted that changed the income tax consequences for HL&P. The principal provision of the new law which affected HL&P was the change in the corporate income tax rate from 34 percent to 35 percent. A net regulatory asset and the related deferred income tax liability of $71.3 million were recorded by HL&P in 1993. The effect of the new law, which decreased HL&P's net income by $8.0 million, was recognized as a component of income tax expense in 1993. The effect on HL&P's deferred taxes as a result of the change in the new law was $4.5 million in 1993.

          HL&P's current and deferred components of income tax expense are as follows:
                                                Year Ended December 31,
                                        ---------------------------------------
                                          1994           1993           1992
                                        ---------      ---------      ---------
                                                  (Thousands of Dollars)
Current ...........................     $ 184,669      $ 115,745      $ 134,514
Deferred ..........................        70,324        123,719         40,217
                                        ---------      ---------      ---------
Federal income tax expense ........       254,993        239,464        174,731
Federal income taxes charged
 to other income ..................          (836)        (2,993)        (1,062)
                                        ---------      ---------      ---------
Income taxes before cumulative
 effect of change in accounting ...     $ 254,157      $ 236,471      $ 173,669
                                        =========      =========      =========

          HL&P's effective income tax rates are lower than statutory corporate rates for each year as follows:

                                                  Year Ended December 31,
                                           -----------------------------------
                                             1994          1993        1992
                                           ---------    ---------    ---------
                                                  (Thousands of Dollars)
Income before income taxes, preferred
  dividends and cumulative effect of
  change in accounting ..................  $ 749,121    $ 720,694    $ 588,951
Statutory rate ..........................         35%          35%          34%
                                           ---------    ---------    ---------
Income taxes at statutory rate ..........    262,192      252,243      200,243
                                           ---------    ---------    ---------
Net reduction in taxes resulting from:
  AFUDC - other included in income ......      1,440        1,229        2,097
  Amortization of investment tax credit .     19,416       19,797       19,926
  Difference between book and tax
    depreciation for which deferred taxes
    have not been normalized ............    (15,455)     (12,976)     (13,466)
  Excess deferred taxes .................      3,537        9,625       17,403
  Other - net ...........................       (903)      (1,903)         614
                                           ---------    ---------    ---------
    Total ...............................      8,035       15,772       26,574
                                           ---------    ---------    ---------
Income taxes before cumulative effect
    of change in accounting .............  $ 254,157    $ 236,471    $ 173,669
                                           =========    =========    =========

Effective rate ..........................       33.9%        32.8%        29.5%

          Following are HL&P's tax effects of temporary differences resulting in deferred tax assets and liabilities:

                                                              December 31,
                                                       -------------------------
                                                          1994           1993
                                                       ----------     ----------
                                                         (Thousands of Dollars)
Deferred Tax Assets:
  Alternative minimum tax ........................                       $51,506
  IRS audit assessment ...........................     $   48,513         48,513
  Disallowed plant cost - net ....................         23,496         24,304
  Other ..........................................         60,174         47,906
                                                       ----------     ----------
    Total deferred tax assets ....................        132,183        172,229
                                                       ----------     ----------
Deferred Tax Liabilities:
  Depreciation ...................................      1,335,265      1,210,410
  Regulatory assets - net ........................        235,463        246,763
  Deferred plant costs - net .....................        207,746        215,472
  Capitalized taxes, employee benefits,
    and removal costs ............................        111,681        111,333
  Other ..........................................        118,328        187,227
                                                       ----------     ----------
      Total deferred tax liabilities .............      2,008,483      1,971,205
                                                       ----------     ----------
  Accumulated deferred income taxes - net ........     $1,876,300     $1,798,976
                                                       ==========     ==========

  (15)    ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

          The carrying amount and estimated fair value of additional HL&P financial instruments are as follows:
                                                      December 31,
                                      ------------------------------------------
                                             1994                   1993
                                      --------------------    ------------------
                                      Carrying      Fair     Carrying     Fair
                                       Amount      Value      Amount      Value
                                      --------    --------    -------    -------
                                                (Thousands of Dollars)
Financial assets:
   Cash and short-term investments    $235,867    $235,867    $12,413    $12,413
Financial liabilities:
   Short-term notes payable ......                            171,100    171,100

  (19)   UNAUDITED QUARTERLY INFORMATION

         The following unaudited quarterly financial information includes, in the opinion of management, all adjustments (which comprise only normal recurring accruals) necessary for a fair presentation. Quarterly results are not necessarily indicative of a full year's operations because of seasonality and other factors, including rate increases and variations in operating expense patterns.

                                                                    Income After
                                                       Operating     Preferred
   Quarter Ended                     Revenues           Income       Dividends
   -------------                     --------          ---------    ------------
                                               (Thousands of Dollars)
       1993
       ----
March 31 ..................         $  805,685         $113,160         $ 31,574
June 30 ...................          1,005,149          189,066          105,765
September 30 ..............          1,355,339          355,221          271,594
December 31 ...............            913,690          108,839           40,817

       1994
       ----
March 31 ..................         $  821,581         $122,879         $ 41,686
June 30 ...................          1,004,906          216,842          142,478
September 30 ..............          1,150,946          320,859          251,092
December 31 ...............            768,652           82,302           17,925

 (21)     PRINCIPAL AFFILIATE TRANSACTIONS

                                                  Year Ended December 31,
                                          --------------------------------------
      Affiliated
       Company          Description         1994          1993           1992
      ----------    -------------------   ---------     ---------      ---------
                                                  (Thousands of Dollars)

      Houston       Dividends             $ 328,996     $ 342,982      $ 345,748
      Industries    Service Fees (a)         26,913        21,864         18,215
                    Money Fund Income (b)     6,025         2,748            930

      Houston
      Industries
      Finance       Discount Expenses (a)                                 21,053

          (a)  Included in Operating Expenses
          (b)  Included in Other Income (Expense)

          During 1992, Houston Industries Finance purchased accounts receivable of HL&P. In January 1993, Houston Industries Finance sold the receivables back to HL&P and ceased operations. HL&P is now selling its accounts receivable and most of its accrued unbilled revenues to an unaffiliated third party.

INDEPENDENT AUDITORS' REPORT

HOUSTON INDUSTRIES INCORPORATED:

        We have audited the accompanying consolidated balance sheets and the consolidated statements of capitalization of Houston Industries Incorporated and its subsidiaries as of December 31, 1994 and 1993, and the related statements of consolidated income, consolidated retained earnings and consolidated cash flows for each of the three years in the period ended December 31, 1994. Our audits also included the Company's financial statement schedule as shown on page 76. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company and its subsidiaries at December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

        As discussed in Notes 6, 12(b), and 12(d), respectively, to the consolidated financial statements, the Company changed its method of accounting for (i) revenues in 1992, (ii) the Employee Stock Ownership Plan to conform to AICPA Statement of Position 93-6 in 1994, and (iii) postemployment benefits to conform with Statement of Financial Accounting Standards No. 112 in 1994. As discussed in Note 1(k) to the consolidated financial statements, the Company's consolidated financial statements have been restated for consistency in reflecting discontinued cable television operations.

DELOITTE & TOUCHE LLP

Houston, Texas
February 23, 1995 (April 28, 1995 as to the presentation of discontinued cable television operations described in Note 1(k))

INDEPENDENT AUDITORS' REPORT

HOUSTON LIGHTING & POWER COMPANY:

        We have audited the accompanying balance sheets and the statements of capitalization of Houston Lighting & Power Company (HL&P) as of December 31, 1994 and 1993, and the related statements of income, retained earnings and cash flows for each of the three years in the period ended December 31, 1994. Our audits also included the financial statement schedule of HL&P shown on page 77. These financial statements and financial statement schedule are the responsibility of HL&P's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such financial statements present fairly, in all material respects, the financial position of HL&P at December 31, 1994 and 1993, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

        As discussed in Notes 6 and 12(d), respectively, to the financial statements, HL&P changed its method of accounting for (i) revenues in 1992, and
(ii) postemployment benefits to conform with Statement of Financial Accounting Standards No. 112 in 1994.

DELOITTE & TOUCHE LLP

Houston, Texas
February 23, 1995

                HOUSTON INDUSTRIES INCORPORATED AND SUBSIDIARIES
                            SCHEDULE VIII - RESERVES

                   FOR THE THREE YEARS ENDED DECEMBER 31, 1994
                                   (RESTATED)
                             (THOUSANDS OF DOLLARS)

===================================================================================================================================
            Col. A                                          Col. B                  Col. C                Col. D          Col. E
- -----------------------------------------------------------------------------------------------------------------------------------
                                                                                  Additions
                                                                            ------------------------
                                                           Balance at        Charged        Charged      Deductions     Balance at
                                                           Beginning            to          to Other       from             End
          Description                                      of Period          Income        Accounts      Reserves       of Period
- -----------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31, 1994:
   Accumulated provisions deducted from
      related assets on balance sheet:
         Net assets of discontinued
           cable television operations .............        $ 243,400         $44,319        $1,799        $ 6,560        $ 282,958
   Reserves other than those
      deducted from assets on
      balance sheet:
         Property insurance ........................           (2,891)          2,187                        2,764           (3,468)
         Injuries and damages ......................            2,891           3,099                        3,749            2,241

Year Ended December 31, 1993:
   Accumulated provisions deducted
      from related assets on balance
      sheet:
         Uncollectible accounts ....................        $   7,194                                      $ 7,194
         Net assets of discontinued
           cable television operations .............          205,739         $43,004        $   91          5,434        $ 243,400
   Reserves other than those
      deducted from assets on
      balance sheet:
         Property insurance ........................           (2,821)          2,187                        2,257           (2,891)
         Injuries and damages ......................            3,911           4,685                        5,705            2,891

Year Ended December 31, 1992:
   Accumulated provisions deducted
      from related assets on balance
      sheet:
         Uncollectible accounts ....................        $   9,611         $15,780                      $18,197        $   7,194
         Net assets of discontinued
           cable television operations .............          167,472          39,029                          762          205,739
   Reserves other than those
      deducted from assets on
      balance sheet:
         Property insurance ........................           (4,645)          2,187                          363           (2,821)
         Injuries and damages ......................            5,847           4,154                        6,090            3,911

- ------------
Notes:

 (A) Deductions from reserves represent losses or expenses for which the respective reserves were created. In the case of the uncollectible accounts reserve, such deductions are net of recoveries of amounts previously written off.

 (B) During 1992, Houston Industries Finance purchased accounts receivable of HL&P and of certain KBLCOM subsidiaries. In January 1993, Houston Industries Finance sold the receivables back to the respective subsidiaries and ceased operations. HL&P is now selling its accounts receivable and most of its accrued unbilled revenues to a third party.

                        HOUSTON LIGHTING & POWER COMPANY
                            SCHEDULE VIII - RESERVES

                   FOR THE THREE YEARS ENDED DECEMBER 31, 1994
                             (THOUSANDS OF DOLLARS)

===================================================================================================================================
            Col. A                                          Col. B                  Col. C                Col. D          Col. E
- -----------------------------------------------------------------------------------------------------------------------------------
                                                                                  Additions
                                                                            ------------------------
                                                           Balance at        Charged        Charged      Deductions     Balance at
                                                           Beginning            to          to Other       from             End
          Description                                      of Period          Income        Accounts      Reserves       of Period
- -----------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31, 1994:
   Reserves other than those
      deducted from assets on
      balance sheet:
         Property insurance .....................           $(2,891)           $2,187                      $2,764           $(3,468)
         Injuries and damages ...................             2,891             3,099                       3,749             2,241

Year Ended December 31, 1993:
   Reserves other than those
      deducted from assets on
      balance sheet:
         Property insurance .....................           $(2,821)           $2,187                      $2,257           $(2,891)
         Injuries and damages ...................             3,911             4,685                       5,705             2,891

Year Ended December 31, 1992:
   Reserves other than those
      deducted from assets on
      balance sheet:
         Property insurance .....................           $(4,645)           $2,187                      $  363           $(2,821)
         Injuries and damages ...................             5,847             4,154                       6,090             3,911

- ------------
Notes:

 (A) Deductions from reserves represent losses or expenses for which the respective reserves were created.
 (B) HL&P has no reserves for uncollectible accounts due to sales of accounts receivable.

                                    SIGNATURE

   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                           HOUSTON INDUSTRIES INCORPORATED
                                                     (Registrant)

                                              /s/ MARY P. RICCIARDELLO
                                                  Mary P. Ricciardello
                                                    Comptroller and
                                              Principal Accounting Officer
Date:  May 12, 1995

                                    SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                           HOUSTON LIGHTING & POWER COMPANY
                                                     (Registrant)

                                                  /S/ KEN W. NABORS
                                                      Ken W. Nabors
                                             Vice President and Comptroller
                                            and Principal Accounting Officer
Date:  May 12, 1995
                                      -79-

ITEM 7.  EXHIBITS

         HOUSTON INDUSTRIES INCORPORATED:

         Exhibit 12 - Computation of Ratios of Earnings to Fixed Charges.
         Exhibit 23 - Consent of Independent Auditors.
         Exhibit 27 - Financial Data Schedule.

         HOUSTON LIGHTING & POWER COMPANY:

         Exhibit 12 - Computation of Ratios of Earnings to Fixed Charges and
                      Ratios of Earnings to Fixed Charges and Preferred
                      Dividends.
         Exhibit 23 - Consent of Independent Auditors.
         Exhibit 27 - Financial Data Schedule.